    As Filed with the Securities and Exchange Commission on December 30, 1999
                                                       Registration No. 333-____
--------------------------------------------------------------------------------
                             REGISTRATION STATEMENT
                                       ON
                                    FORM SB-2
                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------
                     AMERICAN EQUITIES INCOME FUND II, INC.
               (Exact name of registrant as specified in charter)

         DELAWARE                                   6159                          22-3684561
(State or other jurisdiction of        (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)          Classification Corp. No.)            Identification No.)


                                 80 East Route 4
                            Paramus, New Jersey 07652
                                 (201) 368-5900
   (Address, and telephone number of registrant's principal executive offices)
                                David S. Goldberg
                             Chief Executive Officer
                                 80 East Route 4
                            Paramus, New Jersey 07652
                                 (201) 368-5900
           (Name, address, and telephone number of agent for service)

                                 With a copy to:
                           H. Bruce Bronson, Jr., Esq.
                            Bronson & Migliaccio, LLP
                       3010 Westchester Avenue, Suite 403
                            Purchase, New York 10577

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ].

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
                                                     Proposed          Proposed
Title of each class          Amount                  maximum (1)       maximum                     Amount of
of securities to be          to be                   offering          aggregate                 Registration
registered                   registered              price per         Note offering price           fee
--------------------------------------------------------------------------------------------------------------
12% Notes                  $9,950,000                 $1,000           $9,950,000                  $2,755.10
--------------------------------------------------------------------------------------------------------------
Total Fee ........................................................................................ $2,755.10
--------------------------------------------------------------------------------------------------------------

(1)      Stated only for purposes of calculating registration fee.
                                ----------------
         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                     AMERICAN EQUITIES INCOME FUND II, INC.
                              Cross Reference Sheet

Item
Number             Caption in Form SB-2                         Caption in Prospectus
------             --------------------                         ---------------------
Item 1             Forepart of Registration Statement           Cover page of Registration
                   and Outside Front Cover Page                 Statement and Outside
                   of the Prospectus                            Front Cover Page

Item 2             Inside Front and Outside Back                Inside Front and Outside
                   Cover Pages of the Prospectus                Back Cover Pages of
                                                                Prospectus

Item 3             Summary Information and                      Summary of the Offering,
                   Risk Factors                                 Risk Factors

Item 4             Use of Proceeds                              Use of Proceeds

Item 5             Determination of Offering Price              Not Applicable

Item 6             Dilution                                     Not Applicable

Item 7             Selling Security Holders                     Not Applicable

Item 8             Plan of Distribution                         Plan of Distribution;
                                                                Summary of the Offering

Item 9             Legal Proceedings                             Business

Item 10            Directors, Executive Officers,               Management
                   Promoters and Control Persons

Item 11            Security Ownership of Certain                Security Ownership of
                   Beneficial Holders and Management            Certain Beneficial Holders
                                                                and Management

Item 12            Description of Securities                    Description of Securities,
                                                                Summary of the Offering

Item 13            Interest of Names Experts and                Not Applicable
                   Counsel

Item 14            Disclosure of Commission Position            Management
                   on Indemnification for Securities
                   Act Liabilities

Item 15            Organization within Last Five Years          Certain Relationships
                                                                and Related Transactions


Item
Number             Caption in Form SB-2                         Caption in Prospectus
------             --------------------                         ---------------------

Item 16            Description of Business                      Business

Item 17            Management's Discussion and                  Plan of Operations
                   Analysis or Plan of Operations

Item 18            Description of Property                      Business

Item 19            Certain Relationships and Related            Certain Relationships and
                   Transactions                                 Related Transactions

Item 20            Market for Common Equity and                 Not Applicable
                   Related Stockholder Matters

Item 21            Executive Compensation                       Management

Item 22            Financial Statements                         Financial Statements

Item 23            Changes in and Disagreements with            Not Applicable
                   Accountants on Accounting and
                   Financial Disclosure


                 Subject to Completion, Dated December 30, 1999
PROSPECTUS
                                   $9,950,000
                          12% 10-Year Promissory Notes

                     AMERICAN EQUITIES INCOME FUND II, INC.

         We were formed in 1999 as a special purpose corporation wholly-owned by American Equities Group, Inc. ("AEG") primarily to acquire, lend against, service and collect upon accounts receivable (the "Receivables") originated from small and mid-sized businesses.

         We are offering subscriptions for a maximum of up to $9,950,000 aggregate principal amount of our 12% promissory notes (the "Notes") in denominations of $1,000 each, or any integral multiple thereof. Investor funds will be held in a non-interest bearing Escrow Account at Republic National Bank of New York, NY (the "Escrow Agent") until a minimum of $500,000 of Notes are sold (the "Minimum Offering"). The Dealer Manager and its affiliates may purchase Notes in connection with this offering and such purchases may be counted towards the Minimum Offering amount. In the event the Minimum Offering is not subscribed for within six (6) months from the date of this Prospectus, the Offering will be terminated and the escrowed funds returned to investors within 10 days, without interest less escrow costs, but in no event less than the amount deposited.

         The minimum purchase to you is $5,000 or $2,000 if you are investing through an IRA; however, we reserve the right, in our sole discretion, to offer and sell less than the minimum to any investor

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         These are speculative securities. This Offering involves a high degree of risk. You should purchase notes only if you can afford the loss of your entire investment. See "Risk Factors" beginning on page 5.

                      -------------------------------------
         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------
                         Price to       Commissions and         Proceeds to
                         Public (1)     Concessions (1)(2)(3)  Corporation(4)(5)
--------------------------------------------------------------------------------
Per Note               $      1,000     $       85             $       915
Total Minimum          $    500,000     $   42,500             $   457,500
Total Maximum          $  9,950,000     $  845,750             $ 9,104,250
--------------------------------------------------------------------------------
(Footnotes on following page)
              The date of this Prospectus is _____________ __, 1999

                              STRATEGIC ASSETS INC.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the securities and exchange commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

(1) The Notes are being offered on a "best-efforts" basis through Strategic Assets Inc. (the "Dealer Manager") and Selected Dealers (collectively referred to as the "Participating Dealers") who are members of the National Association of Securities Dealers, Inc. (the "NASD"). See "PLAN OF DISTRIBUTION."

(2) The Corporation has agreed to indemnify the Dealer Manager and Selected Dealers against certain liabilities, including liabilities under the Securities Act of 1933. See "PLAN OF DISTRIBUTION."

(3) The Corporation will pay the Dealer Manager a selling commission of up to 7% of the offering price for all Notes sold, a due diligence and non-accountable expense allowance of 1%, which may be reallowed to Selected Dealers and a Dealer Manager fee of .50%. See "PLAN OF DISTRIBUTION."

(4) Genesis Ventures, Limited will receive a payment of 5% of the offering proceeds for providing investment banking and consulting services to the Company.

(5) This is before deducting other expenses of issuance and distribution payable by the Corporation in connection with this offering. The Corporation will pay from the proceeds of this offering all of such expenses, currently estimated at $225,000, not including the fee to Genesis Ventures, Limited. If only the Minimum Offering is sold AEG will pay all expenses of the Offering, estimated to be approximately $75,000.

         If the Minimum Offering is sold and if the Corporation does not terminate the offering earlier, which in the sole discretion of Management it may, the offering of Notes will continue until the Corporation raises an aggregate of $9,950,000, provided that the offering period for all Notes of the Corporation will not exceed 24 months from the date of this Prospectus.

         The Notes are being offered subject to prior sale, withdrawal, cancellation or modification of the offer, including its structure, terms and conditions, without notice. The Corporation reserves the right, in its sole discretion, to reject, in whole or in part, any offer to purchase the Notes. See "UNDERWRITING."

                     SUITABILITY STANDARDS: WHO CAN INVEST?

         We will only sell the Notes to you if you make the required minimum purchase and represent to us in writing that you have either:

         o a minimum annual gross income of at least $30,000 and a net worth of $30,000 (exclusive of home, home furnishings and automobiles); or

         o (ii) a net worth of $75,000 (exclusive of home, home furnishings and automobiles); or

         o (iii) that you are purchasing in a fiduciary capacity for a person who (or for an entity which) meets such conditions.

         In the case of sales to fiduciary accounts, the suitability standards must be satisfied by the beneficiary; however, where the fiduciary is the donor of funds used for investment in our company, the fiduciary and not the beneficiary must meet the standards set forth above. Certain states may impose higher suitability standards which an Investor must satisfy.

         All brokers selling our securities will make reasonable inquiry to assure that there is compliance with these suitability standards, and we will not accept subscriptions from any person who does not represent in the Subscription Agreement that he meets such standards.

         Arkansas Investors: Arkansas investors must have a $45,000 gross income and $45,000 net worth (exclusive of home, home furnishings and automobiles) or $150,000 net worth (exclusive of home, home furnishings and automobiles).

         California Investors: California investors must have a liquid net worth (exclusive of home, home furnishings and automobiles) of $60,000 plus a minimum annual gross income of at least $60,000 or a liquid net worth of $225,000 (exclusive of home, home furnishings and automobiles).

         Missouri Investors: Missouri investors must have a net worth (exclusive of home, home furnishings and automobiles) of $60,000 plus a minimum annual gross income of at least $60,000 or a net worth of $225,000 (exclusive of home, home furnishings and automobiles).

         North Carolina Investors: North Carolina investors must have a net worth (exclusive of home, home furnishings and automobiles) of $60,000 plus a minimum annual gross income of at least $60,000 or a net worth of $225,000 (exclusive of home, home furnishings and automobiles).

         Wisconsin Investors: Wisconsin investors must have a $45,000 gross income and $45,000 net worth (exclusive of home, home furnishings and automobiles) or $150,000 net worth.

         No transfers will be permitted of less than the minimum permitted purchase, nor may an investor transfer, fractionalize or subdivide Notes so as to retain less than such minimum purchase.

         The reasons for establishing these standards include the relative lack of liquidity of the Notes and certain risk factors associated with an investment in the Notes. See "Risk Factors."

                             SUMMARY OF THE OFFERING

         The following is a summary and is followed by more detailed information and financial statements appearing elsewhere in this Prospectus. You should read the entire Prospectus before you invest in our securities.

                                   The Company

         We were formed under the laws of the State of Delaware in 1999, and our principal place of business is at 80 East Route 4, Suite 202, Paramus, New Jersey 07652, telephone (201) 368- 5900. As a special purpose corporation, we are restricted by our certificate of incorporation primarily to factoring and financing accounts receivables, providing purchase order and inventory financing and other financial services through a management agreement with our parent corporation, American Equities Group, Inc. ("AEG"). We are not allowed to borrow funds, except from AEG, which loans will be subordinated to the debt held by you in the event of dissolution or liquidation of the Company, or engage in any business other than the financing of accounts receivable, purchase order financing and financial services. We will not deposit or commingle any of our funds with those of AEG or its affiliates.

         We will, through AEG, engage in the business of factoring and financing accounts receivables and purchase order financing. A factor will purchase the Receivables of businesses at a discount from their face value which provides the business with immediate cash flow. This financing tool allows a business to put its Receivables to work and allows companies to obtain working capital without taking on new debt or giving up equity. The result is a streamlining of credit and collection efforts and an enhanced cash flow. Small businesses are attracted to factoring due to the fact that many small businesses cannot qualify for traditional bank loans and factoring provides them with the immediate cash they need to operate and grow.

         We will typically charge 3% to 8% of the face amount of the Receivables as a fee and will initially advance 65% to 85% of the face amount of the Receivables, which are collateral for the payment of Receivables. See "Business
- Acquisition of Receivables." We cannot give any assurances that all fees and advances of all transactions will equal such amounts; and fees and advance rates may be increased or reduced depending upon competition, credit standards and the relative risk of the Receivables.

                           The Notes and the Offering

         We are offering subscriptions for a maximum of up to $9,950,000 aggregate principal amount of the Company's 12% Promissory Notes (the "Notes"). The Notes:

         o Will be sold in denominations of $1,000 each, or any integral multiple thereof, with a minimum investment of $5,000 ($2,000 if you are investing through an IRA). However, we reserve the right, in our sole discretion, to offer and sell less than the minimum number of Notes to any investor;

         o Investor funds will be held in a non-interest bearing Escrow Account at Republic National Bank of New York, New York, NY (the "Escrow Agent") until the Minimum has been reached;

         o The Notes will bear simple interest at the rate of 12% per annum, payable interest only, in one of the following options:
                (i) 12 equal monthly installments, (ii) annually or (iii) upon maturity, as chosen by the investor upon subscription;

         o      The Notes mature ten (10) years from issuance;

         o The Notes will be secured by a group of Receivables acquired with the proceeds of the Offering or funds obtained from the repayment of such Receivables or any after acquired Receivables.

         o We may prepay the Notes in whole or in part at any time without premium or penalty.

         o You may accelerate the maturity date of your Note on the first day of the fifth, sixth, seventh, eighth, and ninth anniversaries of the issuance of your Note upon six months prior written notice to us.

                                 Use of Proceeds

         The net proceeds of the Offering will be used to acquire and finance accounts receivables and to engage in other financial services.

                                  Risk Factors

         An investment in our Notes involves a high degree of risk which is described in "Risk Factors" beginning on page 5 of this prospectus. You should not invest in this offering unless you can afford the loss of your entire investment. Accordingly, you are urged to consult with personal legal, tax and financial advisors before making this investment. Such risk factors include:

         . We have no operating history and will rely on the experience of our management. We are a newly organized corporation which will be dependent upon the management expertise of AEG and its officers and directors. Our success will, to a large extent, depend upon the extent to which we and AEG are able to acquire, finance and successfully collect Receivables to the extent of advances on such Receivables and on the quality of the services provided by AEG, its management and employees, particularly as it relates to evaluating the merits of proposed investments. The loss of services of any one or more of AEG's key employees could have a materially adverse effect on our operations and prospects.
         . There is no trading market for the Notes and you will not be able to readily transfer your Notes. There is no trading market for the Notes and we do not expect one to develop. Accordingly, you should purchase a Note only as a long-term investment as you may not be able to liquidate your investment quickly, if at all.
         . We have only limited sources for the payments of the Notes. Payments of interest and principal on the Notes will be derived primarily from cash flow generated by the Receivables we finance. If sufficient funds are not available from cash flow or other sources, the repayment of all or part of the interest or principal on the Notes may be delayed or never be made.
         . We have not obtained any ratings of the Notes. The Notes will not be rated by any rating agency. Accordingly, you will not have any independent evaluation of the creditworthiness of our company or our debt securities prior to investing.
         . The Notes are not self-amortizing. The Notes do not provide for the amortization of principal prior to maturity or acceleration. Our ability to repay at maturity the outstanding principal amount of the Notes is dependent upon our ability to collect the Receivables at a profit. There can be no assurance that we will have sufficient cash available for repayment of the Notes upon their maturity or upon your acceleration of the Notes after five years.
         . Our officers and directors may have conflicts of interest. Our officers and directors are also officers and directors of AEG and other similar corporations which engage in the factoring and financing of Receivables and may have conflicts of interest in allocating management time, services and functions between our company and the other companies with which they are affiliated with. Furthermore, there may be competition among our various affiliates for certain Receivables.
         . We are uncertain as to the tax treatment of the Notes. We may be deemed to be thinly capitalized and therefore the debt evidenced by the Notes could be deemed a capital contribution. Such a determination could have a materially adverse effect on our profitability and our ability to make interest and principal payments to investors when due.

                                   Tax Aspects

         It is intended that interest payments under the Notes will be treated as ordinary income. Income or loss on the disposition of the Notes will be treated as a capital gain or loss.

                         Selected Financial Information

                                November 1, 1999

                     Assets                             $100,100
                   Liabilities                               100
               Stockholders Equity                      $100,000

                              Plan of Distribution

         The Notes are being offered by Strategic Assets Inc. and other selected broker/dealers on a best efforts/all or none basis as to the Minimum ($500,000) and a best efforts basis as to the Maximum ($9,950,000).

                                  RISK FACTORS

         An investment in our Notes involves a high degree of risk. You should carefully consider the following risk factors as well as the other information contained in this Prospectus before making a decision to purchase the Notes.

We have no operating history and have not yet operated profitably.

         We were founded in October, 1999 and we have not had any operations as of the date of this Prospectus. Our lack of any operating history offers no information to serve as a basis for evaluating us and our long-term prospects. Our success and our ability to make payments to you is dependent upon the extent to which AEG, on our behalf, is able to acquire and successfully collect Receivables. However, neither AEG nor any of its affiliates engaging in the same type of business have experienced any significant delays in the making of interest payments to the investors of such investment vehicles. There is no assurance that we will be able to acquire and to collect on all or a majority of the Receivables or provide sufficient proceeds to make payments to you.

A default on Receivables held by us could make repayment of the Notes difficult or impossible.

         In the event our clients default on their Receivables, we will first offset the defaulted amount against the deferred portion of the purchase price of all Receivables acquired from the client. If this amount is inadequate, we will, through AEG, pursue the obligor on the Receivables and any other collateral. We can give no assurances that the market value of the Receivables or other collateral securing the Notes will at any time be equal to or greater than the aggregate principal amount of the Notes then outstanding, plus accrued interest thereon. Therefore, upon an event of default with respect to such Notes, the proceeds of any sale of such Receivables and the other collateral may be insufficient to pay in full the principal of and interest on such Notes. In the event of fraud or misappropriation of funds by our clients, pursuant to the trust provisions of our purchase contracts, we have the right to pursue certain principals of the client for such funds. Despite our and AEG's best efforts, certain Receivables may prove to be uncollectible.

We face intense competition in the acquisition and financing of Receivables.

         In connection with our acquisition and financing of Receivables, we can expect to face significant competition from persons or entities which may have objectives similar in whole or in part to ours. Many of our competitors are substantially better financed and have reputations and public awareness of their operations which are more widely known and accepted than we are. Such competition may require that we pay more for Receivables that we acquire or finance or that we may have to acquire or finance Receivables of lesser quality, which could reduce or eliminate payments to you.

We may be subject to government regulation, which may change or harm our business.

         There are no state laws affecting lending and factoring of accounts receivable which would adversely affect our business. We and AEG will obtain licenses wherever necessary prior to engaging in business in order to factor receivables. In the event that we are required to obtain a license to factor accounts receivable in any state, we can give no assurances that we will be able to acquire such a license. Such a license requirement would also limit the number of Receivables that we could acquire.

We need to continually invest our assets in Receivables.

         Our success, in large part, depends on our ability to keep our assets continuously invested in Receivables. We intend to have between 50% and 90% of our assets invested in Receivables at any given time. We may be unable to keep the minimum anticipated percentage of our assets so invested, which may result in lower rates of return from the investment of our assets which could adversely affect our ability to pay interest and principal to you when due.

We rely on and the experience of management and management has broad discretion.

         Our day-to-day affairs, including, but not limited to, evaluating the Receivables, determining which Receivables are to be purchased, effecting Receivable purchases, collecting and turning over to us for direct deposit into our bank account the payments on the Receivable and pursuing remedies for defaulted Receivables and making payments due on the Notes to Note Holders from funds provided by us, are administered entirely through, and decisions with respect thereto will be made exclusively by, AEG. See "BUSINESS - American Equities Group, Inc., as Manager." Our actions are limited to receiving the proceeds of this Offering, releasing such proceeds for investment in Receivables at the direction of AEG, depositing Receivable payments processed by AEG, releasing funds for payments to Note Holders by AEG and for payments due AEG under a Management Agreement and executing those contracts, commitments and agreements to which we are a party not executed on our behalf by AEG, as Manager. See "BUSINESS - American Equities Group, Inc., as Manager." Our officers and directors are also officers and directors of AEG. Our success will, to a large extent, depend on the quality of the services provided by AEG, its management and employees, particularly as it relates to evaluating the merits of proposed investments. The loss of services of any one or more of Messrs. Goldstick or Goldberg could have a materially adverse effect on our operations and prospects. AEG holds a $2,000,000 key-man life insurance policy on Mr. Goldberg. Each of Messrs. Goldberg and Goldstick has a five-year employment agreement with AEG which expires in August 2002. Such employment agreements may be renewed for an indefinite number of one-year periods.

We may face competition from Affiliates for Management Services and there may be conflicts of interest.

         Our officers and directors are also officers and directors of affiliated corporations and may become officers and directors of similar corporations which may be formed in the future. Our management and management and employees of AEG will devote only so much of their time to the business of our company as in their judgment is reasonably required. Our management and management and employees of AEG may have conflicts of interest in allocating management time, services and functions between this company, the Affiliates and any future entities which they may organize, as well as other business ventures in which they are involved. Furthermore, there may be competition among the various entities for certain receivables. AEG has attempted to minimize these problems by rotating the purchase of receivables among all its affiliated companies so that all of its affiliates are engaged in financing activities with all of AEG's clients. See, "BUSINESS - Acquisition of Receivables." Our management and management of AEG believe that they have sufficient staff personnel to be fully capable of discharging their responsibilities to all entities they have organized. See, "MANAGEMENT - Conflicts of Interest."

         All overhead costs, including those of employees available to work on the business of our company will be borne by AEG, with the exception of costs of legal, accounting, investor services, filing fees and taxes. See "PLAN OF OPERATIONS - Operations and Overhead Expenses."

         Both our company and AEG are represented by the same legal counsel in connection with the issuance of the Notes. Separate counsel may be retained by the Trustee in connection with any dispute under the Indenture of Trust. Accordingly, it is possible that our counsel may not have drafted the documents in the most favorable manner to you and may not have included legal protection for you which would have been obtained if you or our company had retained independent counsel. However, should a future dispute arise between us and AEG, AEG will cause us to retain separate counsel for such matters.

Our business will have only a limited diversification.

         Our business will not be diversified in that we will own only Receivables. In the event of an economic recession in areas in which the makers of the Receivables are located, our ability to realize income from our operations may be adversely affected, which may affect our ability to make distributions to you. We do not anticipate limiting our acquisition of Receivables to specific geographical areas of the United States.

You will not be able to evaluate the merit of our investments.

         The uncertainty and risk of an investment in the Notes is increased to the extent that you will be unable to evaluate for yourself the economic merit of the Receivables that we acquire.

Although we are constantly seeking suitable Receivables, no agreement or understanding has been reached for any specific Receivables. You must depend solely upon the ability of AEG's management with respect to the selection of Receivables. See "MANAGEMENT" for a description of the experience of the management of AEG and its Affiliates. There can be no assurance that we will be successful in using all of the proceeds of the Offering to acquire Receivables. Our inability to find suitable Receivables to acquire with the proceeds of this Offering may result in delays in investment of such proceeds and in the receipt by you of a return, if any, from such investments.

You will not be able to trade the Notes and the Notes may be transferred by you only under limited circumstances.

         There is no public or other market for the Notes and we do not anticipate that one will develop in the future. Because the Notes are subject to certain restrictions on their transfer and because there is a lack of a trading market for the Notes, you should purchase the Notes only as a long-term investment, as you may not be able to liquidate your investment in the Notes in the event of an emergency or for any other reason.

We will have limited sources of payment for the Notes and will not establish a sinking fund to insure repayment of the Notes.

         The sole sources of payment of interest on the Notes will be cash flow generated by our Receivables that are security for the Notes, capital contributions or loans from our sole shareholder or its affiliates, or borrowings obtained from AEG. The sole sources of repayment of principal and accrued interest on the Notes at the end of their term or upon your acceleration after five years will be a refinancing of the Notes, a sale of the Receivables which are pledged as security for the Notes, proceeds from the repayment of the Receivables not used to acquire additional Receivables, or loans or capital contributions from the sole shareholder or its Affiliates. There is no present intention or potential for a loan or capital contribution from our sole shareholder or affiliates. In addition, we reserve the right to sell additional notes or equity interests in a public offering or an offering exempt from registration under federal and state securities laws to provide additional financing for us. If sufficient funds are not available from any of such sources, the repayment of all or part of the interest or principal on the Notes may be delayed or never by made. See Exhibit A - Secured Note, Exhibit B Security Document, and Exhibit C - Indenture of Trust."

         In addition, as you may choose the frequency of your interest payments, if you choose to receive interest payments annually or upon maturity you will face a greater risk of non-payment of interest than if you receive monthly interest payments because our ability to pay interest annually or at maturity is dependent upon our cash flow at such time and our ability to collect the Receivables at a profit. We intend to make monthly interest payments to Notes Holders even if it appears likely that payments to be made annually or upon maturity may not be able to be made. Accordingly, such monthly interest payments may deprive us of our ability to make other scheduled payments of interest when due. Similarly, if any Investor accelerates any Note in accordance with its terms, the payment of the principal amount of such Note and all interest accrued thereon may deprive us of our ability make other scheduled payments of interest and payments of principal subsequently accelerated or paid upon maturity.

We have no sinking fund for payment of principal or interest on the Notes.

Your ability to enforce your security interest is dependent upon our perfecting the lien on our Receivables.

         Through the Trustee, as agent for the investors, you will be granted a security interest in the Receivables and the proceeds of the Receivables, which will be perfected by the filing of UCC-1 Financing Statements. If the security interest is not perfected for whatever reason, in the event of a default on the Notes you would be treated as an unsecured creditor and your ability to collect or sell the Receivables and use the proceeds to repay the Notes would be adversely affected. As a result, you could suffer a partial or total loss of principal and unpaid interest on the Notes.

We have not obtained any rating of the Notes.

         The Notes will not be rated by any rating agency. We have not pursued, nor do we intend to pursue, rating of the Notes from any of the rating agencies. Accordingly, you will not have any independent evaluation of our credit worthiness or of our debt securities.

The loan from you will not be self-amortizing.

         The Notes do not provide for the amortization of any of the principal amount prior to maturity. Such Notes involve greater risks than loans in which the principal amount is amortized over the term of the loan because our ability to repay at maturity the outstanding principal amount of such loans is dependent upon our ability to collect the Receivables at a profit.

The enforceability of the Notes by you may be limited.

         In the event that we default on the Notes, you may be limited in your ability to enforce the Notes due to the effect of any applicable bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance or transfer, moratorium or similar law affecting the rights or remedies of creditors or secured creditors generally and the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity, at law or both), upon the enforceability of any of the remedies, covenants or other provisions of the Note or the Security Agreement. We can give no assurances that any of such laws will not operate to impair the enforceability of the Notes.

We may prepay the Notes without penalty.

         We may prepay the Notes in whole or in part at any time without premium or penalty. In the event of such repayment of the Notes, you may not receive the cumulative return that you may have originally expected.

Losses on Notes may be deemed capital losses.

         If you suffer a loss on your Note, it may be treated as a capital loss rather than an ordinary loss, which may affect the manner in which you may be utilized such loss for tax purposes.

You will have no equity interest in our company and no voting rights.

         You will not acquire an equity interest in our company or obtain any benefits which might accrue through an equity interest in our company by a purchase of notes. You will have no voting rights and no right or power to take part in the management of our business or AEG. Accordingly, you should not purchase the Notes offered hereby unless you are willing to entrust all aspects of the management and control of our business to AEG, its officers, directors and employees. See "MANAGEMENT."

If we do not sell all of the Notes offered we may suffer a lack of diversity of Receivables.

         We will be funded with the proceeds from the sale of the Notes. In the event we sell less than the $9,950,000 of Notes offered hereunder, we may only be able to acquire a limited number and less diversified portfolio of Receivables as collateral, and you may have an increased risk of loss.

We may be required to file as an Investment Company.

         Due to the nature of our business, we are not an "Investment Company" as defined under the Investment Company Act of 1940 and therefore we are not subject to regulation under the Investment Company Act of 1940. AEG's officers and employees will monitor the purchase of Receivables and the investment of those portions of proceeds of this Offering not immediately used, or from time to time not used, in the purchase of Receivables so that we do not come within the definition of an investment company under such act. As a result, we may have to forego certain investments which would produce a more favorable return to us. See "BUSINESS - Monitor of Corporation Investments." In the unlikely event that we were required to register as an investment company, such registration and compliance under such act would have an adverse effect on the current operations of our business.

We arbitrarily determined the purchase price of our Notes.

         The price and amount of Notes offered by us has been established arbitrarily and bears no relationship to our asset value, book value, net worth or any other established criteria of value or to the earning potential of our Company or the Notes.

We may face competition from our Affiliated Corporations.

         Management of AEG may engage of its own account, or for the account of others, including other public or private entities, in other business ventures, and neither the we nor you shall be entitled to any interest therein. Management has in the past and may form in the future other entities, some of which may have the same investment objectives as our business.

The Trustee will be entitled to increased compensation if there is a default under the Notes.

         Our Indenture of Trust provides that, in addition to the fee of $4,000 per year to be paid to the Trustee, upon the occurrence of an Event of Default as defined in the Indenture of Trust or the Security Agreements, the Trustee will receive an additional fee of $200 per hour for time incurred in rendering his duties as Trustee. If such an Event of Default occurs, there is no assurance that the Trustee will not be required to expend a significant amount of time in exercising his duties as Trustee, and the resulting compensation paid to the Trustee will reduce funds available to satisfy the Notes.

Our officers and directors will maintain control of our company.

         Following completion of this Offering, our current officers and directors will indirectly own in the aggregate 82% of our outstanding Common Stock. As a result, our current officers and directors are in a position to have complete control over the outcome of all matters on which stockholders are entitled to vote, including the election of directors. See "PRINCIPAL STOCKHOLDERS."

We are uncertain as to the tax treatment of the Notes.

         As of November 1, 1999, we had stockholders' equity of $100,000. The Internal Revenue Service has taken the position in the past that debt of a thinly capitalized corporation may be considered as a capital contribution not giving rise to a deduction for interest expense by the debtor. See "TAX ASPECTS
- Thinly Capitalized Corporation." Such a determination could have a materially adverse effect on our profitability and would result in less funds being available for the payment of distributions to you. In the event the Notes were deemed by the IRS to be capital contributions, distributions of interest payments to you may be deemed to be taxable dividends for income tax purposes and the repayment of principal may be deemed to be a non-taxable return of capital in the absence of earnings and profits. If we have earnings and profits the repayment of principal would be taxed as a dividend to the extent of such earnings and profits. The extent and amount of earnings and profits that we would have is not determinable at this time.

Absence of Outside Directors.

         Our officers and directors are each officers and directors of AEG. We have no outside directors and do not anticipate obtaining the services of any outside directors in the near future. Such inside directors may not have the level of independent judgment that could be expected of an outside director and such directors could have conflicts of interest in connection with their relationship with AEG. See "MANAGEMENT - Conflicts of Interest."

We encourage you not to place undue reliance on forward-looking information.

         This prospectus includes forward-looking statements. We have based these forward looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

         o the ability of AEG to locate suitable receivables and other financing business in sufficient amounts;
         o changes in the financial industry and markets;
         o the actions of our competitors;
         o market acceptance of our services;
         o economic and demographic trends affecting our business; and
         o our ability to manage growth.

         In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

         (The remainder of this page has been intentionally left blank)

                                 USE OF PROCEEDS

         We will receive approximately $8,381,750 in net proceeds, if the Maximum number of Notes are sold, or approximately $357,500 if the Minimum number of Notes are sold, after deduction of sales commissions and all expenses of the Offering. We intend to utilize the net proceeds of the Offering as follows:

                                     Minimum         %       Maximum        %
                                     -------         -       -------        -

Acquisition of
 Receivables                        $357,500      100.0     $8,381,750    100.0
                                    --------      -----     ----------    -----


                                 CAPITALIZATION

         The following table sets forth our capitalization at November 1, 1999, and as adjusted to give effect to the issuance of the maximum amounts of Notes offered hereby. This table should be read in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus.

                                                                         November 1, 1999
                                                       ------------------------------------------------
                                                          As adjusted to           As adjusted to
                                                          reflect Minimum          reflect Maximum
                                          Actual          Offering                 Offering
                                          ------          ---------------          ----------------

Long-Term Debt                               $ -             $500,000                 $9,950,000

Common Stock, $1.00 par value;
authorized 1,000 shares; 1,000
shares issued and outstanding              1,000                1,000                      1,000

Additional Paid in Capital                99,000               99,000                     99,000
                                          ------               ------                     ------
Total Stockholder's Equity               100,000              100,000                    100,000
                                         -------              -------                    -------
  Total Capitalization                  $100,000             $600,000                $10,050,000
                                        ========             ========                ===========

                                    BUSINESS

General

         We were formed on October 27, 1999 to be a special purpose corporation in the financial services industry, primarily to acquire, factor and finance receivables. We are a wholly owned subsidiary of American Equities Group, Inc. ("AEG"), which was formed on June 17, 1992 to provide asset-based financing, primarily secured with accounts receivable, and to act as the manager for subsidiaries and as a general partner of partnerships engaged in similar financing activities.

Factoring and Financing of Receivables

         We will, through AEG, as Manager, engage primarily in the business of factoring accounts receivables (the "Receivables"). We may also provides purchase order financing, inventory financing, credit lines, bridge loans and letters of credit. Factoring is one of the oldest and most innovative methods of financing, whereby a company purchases the accounts receivables at a discount from their face value, providing such businesses with immediate cash flow. As an alternative, funds can be loaned against receivables as opposed to factoring (acquiring title to the receivables). Factoring and lending have different characteristics and customers may prefer one over the other due to the financial impact upon their financial statements. These financing tools allow businesses to accelerate cash flow from their accounts receivable and to supply working capital without increasing debt or selling equity. A collateral benefit of factoring or financing receivables is the streamlining of credit and collection efforts since the factor or lender performs many of these duties. Small and medium-size businesses are attracted to factoring or receivables financing due to the fact that traditional bank loans are often unavailable and factoring provides them with the immediate cash to operate and grow without having to rely on the typical repayment terms of 30, 60, or 90 days

         We believe that due to the strict regulation of banks and stringent lending criteria, the demand for factoring or financing of receivables will continue to be good. To obtain bank financing today, companies may need to (i) produce audited financial statements demonstrating profitable operations, (ii) possess a strong collateral basis including equipment, real estate and other hard assets, (iii) maintain a debt/equity ratio of 2:1 or better, depending on the industry, and (iv) provide personal guarantees of their principals. By focusing on the strength of a company's receivables as opposed to the above criteria, AEG believes it will be able retain existing customers and readily obtain new customers for its factoring and financing business. The Edwards Directory of American Factors, second edition, estimates that the amount of accounts receivable factored in the United States is in excess of $80 billion annually. Most of this volume (approximately $62 billion in 1996) reflects the activity of the 12 largest factoring companies.

         Although many growing enterprises fail to meet bank criteria, a commercial business becomes a factoring or receivables financing prospect of AEG if it can demonstrate (i) that it has a portfolio of accounts receivable (which can be acquired by AEG free of liens) payable by creditworthy account debtors, (ii) that it generates the margins necessary to absorb AEG's factoring fees, and (iii) that factoring or receivables financing will, in fact, improve the Company's cash position and enable it to accommodate increased sales.

         In addition to providing funds for growth and expansion, factoring or receivables financing also provides a practical transition tool for restructuring long-term financial arrangements, such as (i) unfavorable or overly restrictive bank relationships and (ii) bridging operations. Furthermore, to help them reach the point where they become viable candidates for less expensive bank financing or equity financing.

American Equities Group, Inc., as Manager

         Management of our day-to-day affairs is provided by AEG, pursuant to a management agreement by and between us and AEG (the "Management Agreement"). AEG is a rapidly growing, national, accounts receivable financing organization. Since 1992, AEG and its affiliates have provided more than $200 million of factoring or receivables financing to businesses through a highly diversified and qualified portfolio of Receivables.

         We will seek to purchase or finance Receivables primarily of small to medium-sized companies with sales between $500,000 and $25,000,000 annually. Pursuant to the Management Agreement, AEG, as Manager, will originate the receivables by purchasing or financing them from clients and assigning them to us. AEG's clients in most cases agree to factor all of their receivables with AEG. AEG services and collects the receivables for its affiliates and for its own account. AEG, as our Manager, will also manage our day-to-day affairs, including but not limited to, marketing our accounts receivables program to new business, evaluating the quality and credit of the Receivables and clients and their obligors, determining which Receivables are to be purchased, effecting Receivables purchases, collecting upon the Receivables for our account, effecting the disbursement of funds to clients and preparing checks for interest and principal payments on the Notes and mailing such checks to you with statements of account, and these activities will be performed by employees of AEG. Typically, Receivables are purchased only after investigation of the creditworthiness of the company selling the receivable and the company that is obligated on the Receivable, combined with the subjective assessment by AEG's personnel. In performing such analysis, AEG, as Manager, considers many factors such as the type of business that generated the Receivable and the risk of loss based upon potential non-performance. AEG generally will acquire or finance receivables for which all events have occurred necessary for the receivable to become an obligation of an account debtor. See "Factoring and Financing Criteria" below.

         The Receivables acquired by AEG for its affiliates are accounted for separately. Although each affiliate has the ability to participate in the acquisition of receivables from each client of AEG, all funds are held in separate accounts and receivables are assigned to particular entities. This is accomplished by the establishment of separate bank accounts and a highly efficient staff supported by an integrated computer system. As receivables are collected, funds are deposited directly into the affiliate's account which acquired those receivables. AEG assigns the receivables to each participating affiliate via a formal assignment agreement.

         We will share with AEG the factoring or finance fees charged, 50% to us and 50% to AEG. AEG will pay all of our overhead, expenses, and salaries from its portion of the fees as relates to the ongoing businesses, except for legal, accounting, investor services, filing fees, taxes and other administrative expenses related to our operations. See "PLAN OF OPERATIONS." AEG will defer its fee if we do not have funds sufficient to pay interest and/or principal as it comes due. The portion of our net revenue not paid to you and the other Note Holders, if any, is generally retained by us and utilized to acquire additional Receivables. Distributions to AEG may only be paid to the extent of such retained amounts; provided, that after the payment of any dividends our basis in our Receivables plus cash on hand (less any liabilities) exceeds the face amount of all Notes outstanding.

Monitoring the Receivables

         Once the accounts receivable department of AEG has approved a batch of Receivables as to their creditworthiness and completeness and those Receivables are subsequently purchased, they are entered into AEG's monitoring system and the collection department reviews aging of all Receivables owned by AEG and its affiliates on a weekly basis. There is currently a staff of six (6) employees including one manager of that department. The staff calls on all account debtors over 30 days past due to determine if any problems exist or when payments will be made. Statements are sent to all account debtors monthly and summary statements showing account debtor's aging is shown to each client monthly.

Factoring and Financing Criteria

         While AEG will provide financing to companies engaged in most industries, it typically concentrates its purchase and finance of Receivables in manufacturing, distribution, publishing and printing, and general services industries (e.g. firms which have no tangible products but conduct such services as telemarketing and market research). AEG believes that these are industries that can best utilize the comprehensive services of AEG which include back office functions such as credit checks and reports, billing, and collections. See "RISK FACTORS You will not be able to evaluate the merits of our investments." AEG, as Manager, has established certain criteria for determining if a potential client's Receivables meet AEG's investment goals. These criteria consists of many qualitative and quantitative factors that AEG will consider and review in each case. See "Qualitative Factors" and "Quantitative Factors" below. These factors have been designed based on professional practices and the current and overall returns historically sought by AEG in structuring and purchasing Receivables similar to those to be purchased and assigned to us. AEG may from time to time re-evaluate and modify such criteria.

         Typically, AEG will review the financial viability of the entity desiring financing by utilizing Dun & Bradstreet or other reporting services to determine whether or not the client is in a position to factor its receivables or secure its assets. AEG will also utilize Dun & Bradstreet reports to assess the creditworthiness of clients' account debtors. In addition to the standard underwriting practice, UCC searches will be conducted to determine whether or not the client has previously pledged its assets, as well as to determine if any tax liens or judgments are outstanding against the clients. AEG reviews a prospective client's aged receivables report, financial reports and history of the firm and confers with the prospective client's major customers to determine quality of its receivables and to establish collection procedures. AEG has established credit systems to ensure that acquired Receivables are valid obligations. It should be noted that emphasis is based primarily on the quality and unencumbered nature of the receivables, and secondarily upon the viability of the client--by necessity many clients are unable to obtain or retain bank financing and may experience financial jeopardy if they cannot grow their business or obtain equity infusions following financing through the loans. AEG has established credit systems to assure that acquired receivables are valid obligations which are not in dispute. In some instances, AEG pays vendors directly, such as printers in the magazine industry, to ensure that the funds are properly utilized and the product is completed and ready to be shipped or sold on time. By providing the cash payment directly to the vendor, rather than to the client, the vendor receives a greater degree of security. When dealing with clients in the publishing industry, AEG will often purchase the receivables of a client's entire magazine issue. In this way AEG is able to ensure the distribution of such issue, by making payments directly to the printer and distributors.

         Another way that AEG ensures that it is paid is built into the structure of the factoring transaction. Typically a client will receive an advance of 65% to 85% against the face value of an invoice. Once the invoice is paid, the business owner will receive the balance (or reserve) of the invoice amount less a discount for the factor's fee. This fee is negotiated but usually ranges from 3% to 8% of the face amount of the receivables. The reserve provides us with available funds from which to draw our fees and furnishes a buffer against defaults by clients and/or account debtors.

         Qualitative Factors

         The major qualitative factors included in our guidelines for acquiring Receivables are the account debtor's prior payment performance, the current financial position of the client and the account debtor, the client's current market and industry positions, an assessment of the client's management and the general fit of the client with the our target profile.

                  Payment Performance of Account Debtors. When the Company factors or lends against a client's receivables, one of the most important criteria used by AEG in determining the desirability of the client's receivables is the prior payment history of its account debtors. In the case of a new account debtor with which AEG is not acquainted, AEG performs a thorough credit evaluation in order to determine the past payment record of the account debtor. If only limited information is available regarding the account debtor's payment record, this fact may affect the final advance rate which AEG deems appropriate based on the risk involved.

                  Current Financial Position. Historic and current operating performance are important when considering the structure of any financing to be provided. AEG analyzes the profitability of the client by reviewing its profit and loss statements, tax returns, supplier contracts, receivables aging and other necessary documentation along with in-depth personal interviews with the principals of the client. One of the most important aspects of this review is the ability of the client to properly produce and/or deliver the product or service represented by its receivables. In addition, in factoring transactions the client should be able to demonstrate that it enjoys sufficient profit margins to absorb the factoring fees, that factoring will enable it to expand sales or reduce expenses and that factoring will enhance its overall financial position and growth potential. AEG anticipates that generally its clients will have positive cash flow from operations and will be profitable or nearly profitable.

                  Current Market and Industry Position. Market and industry opportunities for a client are also an important factor in the decision to provide financing. A potential client should exhibit a substantial opportunity for growth in its revenues through (1) favorable growth characteristics of the markets and industries it serves, (2) expanding into related markets, or (3) growing its revenues through capturing greater market share within a particular market or industry. A client must be able to demonstrate that it can produce and deliver its products or services that it sells in a timely and profitable fashion.

                  Management. The client's management team is another crucial factor impacting the decision to provide financing. The Company will seek potential clients having management teams with integrity that possess the experience and skill required to accomplish the client's near term objectives. The management team's commitment to a client is also critical to success. AEG expects that a client's management will own or have the right to acquire a significant ownership position in the client or have some other benefits package that rewards management based upon performance. The Company also looks to see if management of a potential client has committed substantial personal financial resources to the client.

                  General Fit with AEG's Target Profile. AEG's general target profile is a business that desires financing to generate cash flow in order to grow and/or expand its business. The prospective business must demonstrate the ability to utilize the proceeds of such financing to the benefit of such growth or expansion. Current cash flow should be positive or the prospective client must demonstrate that with the enhancement of such annual financing the company's cash flow will be positive. AEG typically seeks companies with sales volume of between $500,000 to $25,000,000. Generally, if the management of AEG believes that the services it would provide a client would enhance the growth of that client and the client demonstrates that it could deliver qualified receivables or otherwise provide sufficient security for such financing and provide its goods and services to its clientele as per its agreements, and its management team appears to be sound, then AEG would consider financing that business.

         If at any time after AEG enters into a contract with a client and that client experiences financial difficulties, AEG has the right to terminate the agreement and discontinue providing financing to the client. Additionally, if a client has breached any of its obligations to AEG including, but not limited to, providing AEG with a valid receivable for services rendered or goods delivered, AEG has the right to terminate the agreement. Furthermore, AEG in its discretion has the right to acquire without advancing funds any invoice presented which might be questionable or lack creditworthiness which AEG will nonetheless charge its factoring fee.

         Another factor that AEG considers when evaluating a potential client is whether the client can show that it can successfully address such problems as outstanding trade debt within a reasonable period of time. AEG also looks at a client's long-term debt obligations. Such debt will not necessarily preclude a factoring relationship so long as AEG can effectively negotiate its priority security position with other creditors.

         Quantitative Factors

                  The quantitative factors included in AEG's criteria relating to the purchase or financing of receivables are (1) receivable concentration limits, and (2) the prior payment performance of a client's account debtors.

                  Receivables Concentration. AEG will generally direct its purchasing efforts toward small and medium-size companies that have creditworthy receivables with good payment histories. Generally AEG will typically purchase between $50,000 and $1,000,000 of receivables from any particular client in any given month. AEG will not be limited in the amount of receivables that it may purchase from any one client. However, AEG has the right not to acquire or advance funds on any receivables it deems a concentration risk. Typically, if an account debtor represents more than 10% of the total outstanding accounts receivable of a client's portfolio, such accounts receivable will be scrutinized prior to acquisition to avoid concentration problems.

                  Past Performance of Account Debtors. Typically, AEG requires aging reports of receivables in order to determine past payment record of the account debtor. AEG reserves the right to reject any receivable it deems unacceptable. This would include any account over 90 days past due or an account showing a recurring history of late payments or multiple disputes.

                        *                *                 *

         Assuming the client meets the Company's standards, the Company will provide financing either by acquiring, factoring or lending against receivables, through purchase order financing, providing long or short term bridge loans, inventory financing or through other financing options. In a receivables financing, the Company will enter into either a purchase or financing agreement (a "Purchase Contract" or "Financing Contract") with the client which will typically provide that all of the client's receivables would be pledged or sold to the Company for a cash advance payment of a fraction of their face amount (typically 65% to 85%) with the balance (the

"Reserve") being due to the client upon collection. Such advance rate, as well as the fee to be charged, are negotiated and determined based upon the relative risk of the receivables. For instance, for receivables purchased from a client whose account debtors have a history of slow payment or multiple disputes, AEG may provide for an advance rate of only 50% to 60% of the face amount of the receivables in order to limit its risk.

         Each Purchase or Financing Contract provides terms and conditions of the purchase or financing including chargebacks, representations and warranties, restrictive covenants, term and a penalty charge for early termination. Each Purchase or Financing Contract also contains covenants that provide that any funds collected by the client will be paid to the Company. In addition, AEG usually obtains a Guaranty of Validation from a client's principals through which such principals guaranty to AEG, among other things, that their company will immediately turn over to AEG any payments made with respect to Receivables that have been purchased or financed by AEG.

         AEG has developed a system for placing receivables with its different segregated pools of capital. Each pool managed by AEG, including any pool used by AEG for its own account, acquires definitive receivables on a rotating so that all AEG companies are engaged in financing activities with all AEG clients. In this manner, pools which have sufficient funds available for the purchase of receivables receive the first opportunity to purchase new receivables. This is intended to ensure that no one pool receives preferential treatment in the purchase of receivables. All pools and receivables are accounted for in AEG's financial accounting software programs which were developed by AEG. Each fund has separate bank accounts and funds are not commingled for any purpose. AEG, in managing the pools, maintains corporate separateness for each affiliated entity in order to afford the maximum amount of protection to its providers of capital, whether funded as notes to the vehicle, limited partnership interests or some other form of investor debt or equity financing.

         AEG will typically charge as a fee 3% to 8% of the face amount of the receivables. Generally, between 65% to 85% of the face amount of the receivables will be initially advanced. AEG will have the right to offset against the Reserve any receivables paid for and not collected as well as AEG's fees. Additionally, the client will be a guarantor of any advances made and of AEG's fee.

         Receivables are typically due upon delivery of goods and services and are typically considered late after thirty (30) days, although this may vary by client. If an account debtor has outstanding invoices more than 90 days, AEG generally will not advance funds on newly presented invoices of the delinquent debtor. No pre-defined credit limit is established for any one account debtor. Credit limits for account debtors are determined on an account by account basis and are determined by the creditworthiness of that particular account debtor, its payment history with AEG, and the account debtor's concentration within the client's and AEG's portfolio. Invoices generally vary in size from $200 to $50,000.

Cash Flow Management

         Unlike traditional financing sources, AEG offers comprehensive financial and business solutions, programs and evaluations designed to increase cash flow which are based on the client's current performance and business, not the value of its assets. The Company's solutions, programs and evaluations are designed to create growth by supplying needed capital for expansion, purchase of equipment, marketing plans without heavy front end loads or high fixed monthly payments. The Company provides additional value-added services including management consulting, credit enhancement, billing services and credit evaluation of a client's customers.

Collection Management

         In the event receivables are not paid when due, AEG embarks on a strong collection effort through its in-house staff of collectors. The first stage of collection involves letters and telephone calls to the non-paying account debtor. If AEG is unsuccessful in collecting, it utilizes law firms and national collection organizations. AEG has established relationships with several national law firms that specialize in collecting delinquent receivables and AEG will aggressively attempt to collect all such receivables where costs of collection justify the likelihood of recovery. The results of sending receivables to collection agencies generally do not affect AEG, due to the fact that any defaults on receivables are charged against the reserves after AEG has collected its fee.

         In addition, AEG provides a full range of accounts receivable management programs to assist virtually every business that extends credit to its customers. The Company's accounts receivable team consists of supervisors, collectors, credit analysts and investigators who conduct comprehensive reviews of each new account prior to contacting the customer. Thereafter, the Company's state-of-the-art computer system effectively tracks all contacts, payments and credit utilization trends.

Other Financial Services

         The Company will provide purchase order financing, inventory financing, credit lines and letters of credit, bridge loans, and equipment leasing. Purchase order financing is similar to factoring except that financing is made available to a client upon an order being placed. This type of financing allows companies to borrow in order to produce the products that are already sold. Purchase order financing requires careful monitoring to ensure that orders become valid sales and receivables since customers can reject or cancel orders for a number of reasons and the borrowing company can also cease operations before performing the work necessary to convert the purchase order into a receivable. The Company intends to only enter into purchase order financing if it can establish proper procedures and security to maximize the likelihood of collection. Likewise, inventory financing requires careful monitoring of inventory since the liquidation value of the inventory is the basis of the Company's security. In the event that the

Company must sell the inventory in order to recoup its advance, there is no assurance that the inventory will be able to be readily sold. AEG carefully analyzes potential inventory and liquidation methods before entering into any such financing agreement with its clients

         Credit lines, letters of credit, bridge loans and equipment leasing will only be issued to clients of AEG which have another financing relationship such as factoring or financing receivables, inventory or purchase orders. The Company's issuance of these financial instruments will be based upon an analysis of exposure as it relates to collateral (e.g., the value of receivables, inventory or purchase orders).

Marketing

         AEG markets its accounts receivable programs in three distinct ways. The first method identifies specific industries as target markets and implements an integrated strategy of combining advertising, trade show marketing, direct mail, cold calling and networking. The second method utilizes "centers of influence" to target individuals who act as personal, professional and financial consultants to today's business owners. This group includes attorneys, financial planners, investment advisors, accountants, management consultants and commercial bankers. The final component of AEG's marketing program is built around AEG's Internet presence and marketed through the growing influence of the World Wide Web. AEG has always emphasized technological innovation and, as part of its marketing agenda, has placed a significant emphasis on the creation of an interactive website. By marketing its website, AEG believes it can capitalize on markets on a national basis, using such techniques as banner advertising, direct e-mail campaigns, strategic search engine listings, matching services and through other marketing efforts.

Customer Service

         AEG also provides customer service to its clients. Such value-added services include such critical accounts receivable support as customer credit analysis and approval, invoice handling, collection, payment processing, and credit reporting. AEG believes that for many businesses, the desire to obtain these services actually drives the decision to factor. AEG generates computer records for each receivables pool including the aging of such receivables which is reported to clients. These reports allow AEG's clients to monitor collections activity and cash flow. In addition, AEG acts as a back office for many of its clients by overseeing their billing and collection efforts. By using AEG as their credit, billing and collection departments, clients can save money that would have otherwise been used to hire additional personnel to provide such office services.

         AEG's services also help a client determine the companies to which it should extend credit. AEG can access financial and credit information including payment history for those companies and provide a credit evaluation report. AEG has nine employees dedicated to customer service of its affiliates.

         We will not engage in any business other than as set forth above and AEG, as Manager, will prohibit us from incurring any liabilities. AEG will handle all administrative matters and employ the necessary personnel. All Receivables which we acquire will either be owned by us or subject to UCC-1 Financing Statements filed against the client in our favor. Although AEG may sponsor other special purpose corporations or partnerships in the future or raise funds and acquire receivables itself, all transactions will remain strictly segregated. See "RISK FACTORS - We may face competition from affiliates for management services and there may be conflicts of interest."

Perfection of Security Interest

         AEG acquires and finances the Receivables from its clients pursuant to a Purchase Contract or a Financing Contract. The client also executes UCC-1 financing statements against all the Receivables of the client and in some instances other assets of the client. If a search indicates the existence of any liens covering a client's Receivables, AEG will not enter into a Purchase Contract or Financing Contract without first obtaining subordinations, terminations and/or releases from the appropriate secured parties. Depending upon the assessed risk relating to the payment of the Receivables and the availability of the client's assets, such payment may be secured by the factored Receivables only, all of the client's Receivables, whether factored or not, or by the client's Receivables and other business assets. In some cases, AEG will also require the personal guarantees of the client's principals as additional collateral.

         Because of the ongoing nature of the acquisition and collection of Receivables, we will not file UCC-1 financing statements delineating us as an assignee, but rather a written assignment will be executed between us and AEG specifically identifying the assigned Receivables. Nevertheless, if the security interests on receivables are not properly perfected or assigned or if Receivables cannot be separately identified, it is possible that a court could find that you were a general unsecured creditor of the corporation and/or AEG. See "RISK FACTORS - Your ability to enforce your security interest is dependent upon our perfecting the lien on our Receivables"; and "A default on Receivables held by us could make repayment of the Notes difficult or impossible."

Collections

         Pursuant to the Purchase Contract, we will generally file a "doing business as" certificate, or d/b/a, in the jurisdiction of the client's principal place of business with a name similar to the client's name indicating that we will be doing business under a name similar to that of the client for the purpose of collecting the client's Receivables. All funds remitted on the purchased Receivables are paid directly to us under the assumed name and are deposited into a separate bank account under such assumed name. Accordingly, funds are never commingled with AEG or funds of our other clients.

Year 2000 Compliance

         The Company has established an overall plan to address the Year 2000 compliance issue ("Y2K") within the operations of the organization. The Y2K Compliance Plan (the "Plan") focuses on several strategic concerns related to Y2K compliance: the ability to deliver services to customers and investors, the corporate legal liabilities, and concerns related to computer or mechanical systems failure within the organization. Appropriate resources have been applied to the Plan including the allocation of staff time and the hiring of an outside systems consultant. Progress is reported regularly to the senior management of the Company.

         AEG uses computerized technology to process information throughout the company. The company uses computerized record-keeping of accounts receivable invoices; client account reporting and collections; financing delivered through an on-line banking system interface; investor distributions generated from a computerized system; and general office and accounting systems. In addition to an overall strategic focus, AEG has implemented the Plan with the goal to assure uninterrupted service delivery to AEG'S clients and investors.

         The Plan is being managed within the AEG's Technology Task Force. This Task Force is staffed with members from all AEG areas and includes the Manager of Information Technology and the company's General Counsel. Two additional members have joined the Y2K Project: the Company's Chief Financial Officer and an outside systems consultant who is familiar with both AEG systems and Y2K compliance issues. The committee meets regularly, at least monthly, with interim written communication, to assess and limit the impact of potential Y2K failures and to prepare for the consequences of the internal and external failures that could occur.

         The Plan recognizes that verification of compliance must be addressed on several levels: the readiness of computer hardware systems, software systems and equipment containing embedded chips, the impact of third-parties related to vendors and clients, the legal issues, the company's financial exposure and contingency plans for failure. All AEG systems development and purchases within the last year have been evaluated for Y2K compliance. Y2K indemnification and protection clauses are incorporated into contracts for new clients and client renewals. Company exposure will be risk-assessed and ranked, and significant risks with important business partners may require additional verification. Issues related to financial exposure have also been addressed. A test of all systems, both partition testing and fully integrated testing, was completed successfully. Other IT projects have not been delayed because additional resources and staff hours have been assigned to address the issue.

         AEG has committed additional financial resources to implement the Plan. A separate budget, in addition to the regular operating budget, has been identified to implement the Plan. Incremental amounts include the cost of the outside systems consultant and an amount for the verification of readiness for significant AEG business partners.

         AEG bears some risk related to the unreadiness of third parties which would expose the Company to the potential for loss and impairment of business processes and activities. AEG has developed a business contingency plan to address the possibility of the failure of systems or processes and will continue to assess the level and magnitude of these risks.

Effect of Inflation

         Inflation is not a material factor affecting the Company's business. General operating expenses such as salaries and employee benefits are, however, subject to normal inflationary pressures.

Banking

         We maintain our banking accounts at a major money center bank. Pending acquisition of Receivables, funds are kept in checking accounts which are both interest bearing and non-interest bearing.

Reports and Investor Services

         We will provide you upon request copies of our annual audited financial statements as soon as possible after the end of the year, as well as copies of any documents filed with the Securities and Exchange Commission. We will also prepare all interest payment checks and handle all investor inquiries including change of ownership requests. We may decide to outsource our investor relation services to AEG or another affiliate of ours, including Genesis Ventures, Limited.

Employees

         As of December 1, 1999, there were twenty-eight (28) full-time employees of AEG available to work on the business of the Company, five (5) of whom are senior management and twenty-three (23) of whom are administrators employees. The loss of the services of one or more members of management could materially adversely affect the business of the Company.

         The staff of the accounts receivable management department presently consists of four (4) full time personnel including the manager of the department. The staff will make evaluations as to credit history and completeness of information and present these findings to the manager who must approve the batch of invoices prior to submitting the request for funding to senior management. Once the request for funding has been submitted to senior management, additional review takes place and requires the sign off of the CEO of the Company or his designee. This review consists of an overall assessment of our client's status which is supplied on a form submitted to senior management known as a "Request for Funding" form. This form will show the details of that particular batch of receivables including total receivables presented, total receivables approved, an explanation for any differences and a recommendation for funding or not and a breakdown of the fees that are sent to the client. Furthermore, the client's total account summary, including total receivables, total reserve and total exposure to the client is documented.

Once the CEO or his designee approve the transaction, the form is forwarded to our accounting department. The accounting department presently consists of five
(5) full time personnel, managed by the controller. The accounting department, with the approval of the controller or other senior officer, will arrange for the advancing of funds to the client and will record the proper accounting of the transaction in our general ledger system.

Patents and Trademarks

         We possess no patents or federally filed trademarks. We are not a party to any agreements pursuant to which we either license the use of our name or any part of our operational methods to any third party, or, with the exception of licenses granted to us by our clients to use their names in the collection of their receivables, have we obtained any licenses to use the name or operational methods of any other person.

Property

         We share office space with AEG. AEG believes that the facility is adequate for its immediate and near-term needs and does not anticipate the need for significant expansion in the near future.

Legal Proceedings

         We are not currently a party to any material litigation, nor, to the knowledge of management, is there any material litigation threatened or contemplated against us.

         AEG's largest client currently owes it and its affiliates (other than us) approximately $9,000,000. This client filed for protection under Chapter 11 and a Trustee was appointed to oversee the sale of assets and the continuation of the client's business. An agreed Final Secured Financing Order was entered by the Bankruptcy Court on January 7, 1999 that decreed, among other things, that AEG will allow the use of its cash collateral and provide debtor-in-possession financing to enable the Trustee to sell the client's plant and equipment and to outsource the client's brands. AEG has a first priority security interest in the client's inventory, accounts receivable and brands, a secondary lien on the client's equipment, and a third priority lien on the client's real estate. Additionally, AEG has a personal guaranty from a principal of the client and certain of his affiliates and a stock pledge of a minority interest in another company as collateral. AEG has established a provision for credit losses that is an estimate of financial exposure in the situation, If additional funds are realized, their recovery will have a positive impact on AEG's and/or its affiliates' results of operations in the year that such recovery takes place. If funds realized are less that the current projected amount, an amount greater that the current provision will be written off and additional losses will be recorded. See, "RISK FACTORS - Our business will have only a limited diversification."

         (The remainder of this page has been intentionally left blank)

                                   MANAGEMENT

         We are wholly-owned by AEG. Our business will be managed by AEG and our officers and directors. The following persons are the officers and directors of AEG and the officers and directors of our company:

Name                        Age                 Position
----                        ---                 --------

Phillip C. Goldstick        68        Director and Chairman of AEG and the
                                      Company

David S. Goldberg           39        CEO, President, Secretary, Treasurer and
                                      Director of AEG and the Company

M. Ellen Donnelly           47        Chief Financial Officer of AEG and the
                                      Company

J. Scott MacKay             37        General Counsel of AEG

Sam A. Awar                 44        Operations Manager of AEG


         Set forth below is a brief background of the executive officers and directors of the Corporation and AEG:

         Phillip C. Goldstick has served as a member of our Board of Directors and Chairman of the Board since its inception and of AEG since 1992. Since 1975, Mr. Goldstick has served, and continues to serve, as the Chairman of G Equity Investment Group, Ltd., an NASD Broker- Dealer which will not participate in this Offering. Mr. Goldstick is also the Senior Partner of the Law Firm of Phillip C. Goldstick & Associates, Ltd., located in Chicago, Illinois, where he has practiced real estate, tax and corporate law for over 40 years. Mr. Goldstick received a bachelors degree from the University of Illinois (1953) and his law degree from DePaul University (1956). Formerly, Mr. Goldstick was a member of the Illinois General Assembly, Chairman of the Gateway National Bank of Chicago, and President for the Calumet Area Industrial Commission. He also serves as a Director of the University of Illinois Foundation where he is an active member of the Investment Policy Committee. Mr. Goldstick has been elected to the Chicago Area Entrepreneurship Hall of Fame and is also a member of the Cook County, Illinois Economic Development Advisory Committee.

         David S. Goldberg, has served as our CEO, Secretary, Treasurer and a Director since its inception and of AEG since 1992. In addition, Mr. Goldberg has served as the President of Genesis Ventures Limited since 1992 which corporation acts as consultant to companies seeking financial and marketing advice. Mr. Goldberg advises and consults with corporate clients in the areas of financial management, finance, corporate structure, marketing strategies, and corporate fund raising. Over the past 15 years, Mr. Goldberg and his affiliates have successfully arranged for over $250 million of equity financing for corporations, limited partnerships, trusts, and individuals in businesses ranging from real estate, cable television, equipment leasing, energy development and medical technology. Most of this activity was accomplished through Capital Planning Equity Corp. where Mr. Goldberg was the President and sole shareholder from 1985 to 1990. Mr. Goldberg was President of an affordable housing syndicator from 1989 through April 1993, where he raised over $20 million in investor capital. Mr. Goldberg founded and operated Capital Planning Services Inc., from 1981 to 1985, a financial planning firm and registered investment advisor. Mr. Goldberg is President and a registered principal of G Equity Investment Group, Ltd., a NASD member firm headquartered in Chicago, IL which will not participate in this Offering. Mr. Goldberg received his B.S. degree in management from Fairleigh Dickinson University.

         M. Ellen Donnelly, has served as the Chief Financial Officer of the Company since its inception and of AEG since November 1998. Ms. Donnelly joined AEG in 1997 as its Controller. She was appointed Chief Financial Officer of AEG in November 1998. She is responsible for several operating areas of AEG including the Financial Services Department: accounting, financial reporting and financial planning; the Investor Services Department; and the Human Resources Department. Prior to joining AEG, Ms. Donnelly worked in financial management for several organizations. From 1990 to 1997, Ms. Donnelly served as Controller and Chief Financial Officer of NewBridge Services, Inc. During the years 1981 to 1989, she served in various financial management positions at CBS, Inc., including Director of Financial Analysis, Broadcast Group (1988 to 1989), Director of Financial Analysis, Entertainment Division (1985 to 1988), and in several Broadcast Operations financial management positions (1981 to 1985). Ms. Donnelly received her Bachelor of Arts degree from the University of Toledo
(1974) and her Master of Business Administration degree in finance from Rutgers University Graduate School of Management (1981).

         J. Scott MacKay, has served as General Counsel to AEG since July, 1997. From November 1992 until July, 1997, Mr. MacKay was a corporate/transactional attorney with Cuyler Burk. From 1991 to November 1992, Mr. MacKay was associated with the firm of Saiber Schlesinger Satz & Goldstein while earning an MBA degree in finance and management from Columbia Business School. Mr. MacKay was a corporate associate with Riker Danzig Scherer Hyland & Perretti from 1987 to 1990 after earning his JD degree (magna cum laude) from Rutgers University School of Law (Newark). He received an AB degree (magna cum laude) from Bowdoin College in 1984.

         Sam A. Awar, has served as Director of Operations of AEG since February 1996. As the Director of Operations, Mr. Awar is fully responsible for the Accounts Receivable Management area of the business. This includes the Accounts Receivable Financing, Outsourcing and Third Party Collection. Prior to joining AEG, Mr. Awar was the President of ARMC - Accounts

Receivable Management Consulting which specialized in startup, expansion and turnaround projects. From 1988 to 1992 Mr. Awar served as Corporate Credit and Collections Manager for a Regional Bell Operating Company. From 1981 to 1988 Mr. Awar was the Operations Manager for the largest private financial services firm specializing in accounts receivable management and collection systems development. Mr. Awar has a Bachelor of Business Administration degree (1981) and has completed one year of an MBA program Operations Research from Loyola Marymount University, Los Angeles, California. Mr. Awar is a lecturer on the topic of credit and collection at several colleges, and a member of the Bergen Community College's Banking, Credit and Finance Committee.

         We will not pay salaries to Management. All management receive salaries only from AEG.

Conflicts of Interest

         AEG and its affiliates may be subject to various conflicts of interests in connection with their relationships and transactions with us. The contractual and other arrangements between the us and AEG have not been established by arm's length negotiations. See "RISK FACTORS We may face competition from affiliates for Management Services and there may be conflicts of interest."

         1. We may compete with other affiliates for management services. We will not have independent management or employees and will rely upon AEG for the management and administration of our operations. AEG currently serves in a similar function for a number of affiliates and expects to be Manager of other issuers in the financing business, and expects to be involved in other business ventures in the future and may have a conflict in allocating time and resources to our operations. Management of AEG believes that they have sufficient staff personnel to be fully capable of discharging their responsibilities to all entities they have organized. Our officers and directors will devote such time to our affairs as they, in their sole discretion, determine to be necessary for the conduct of our operations.

         2. We may compete with other affiliates for the acquisition of receivables. In addition to the competition with affiliated entities for the management services of AEG, there may be competition among the various affiliated entities for certain receivables. AEG has attempted to minimize these problems by rotating the purchase of receivables among all its affiliated companies so that all AEG companies are engaged in financing activities with all of AEG's clients. See, "BUSINESS - Acquisition of Receivables."

         3. Lack of Separate Representation. Both our company and AEG are represented by the same legal counsel in connection with the issuance of the Notes. Separate counsel may be retained by the Trustee in connection with any dispute under the Indenture of Trust. Accordingly, it is possible that counsel may not have drafted the documents in the most favorable manner to you and may not have included legal protection for you which would have been obtained if you or our firm had retained independent counsel. It is anticipated that such dual representation may continue in the future. However, should a future dispute arise between us and the Manager, the Manager will cause us to retain separate counsel for such matters.

Limitation on Liability and Indemnification Matters

         We have adopted provisions in our Certificate of Incorporation that eliminate the personal liability of its directors for monetary damages arising from a breach of their fiduciary duties under certain circumstances to the fullest extent permitted by Delaware law and we are authorized to indemnify our directors and officers to the fullest extent permitted by Delaware law. Such limitation of liability does not eliminate the duty of care or affect the availability of equitable remedies such as injunctive relief or rescission. Our by-laws provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law.

         At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

         Notwithstanding the foregoing indemnification provisions of the Corporation's Certificate of Incorporation and Bylaws, we have been informed that it is the opinion of the Securities and Exchange Commission that indemnification for liabilities arising under the Securities Act is against public policy and is therefore unenforceable.

         (The remainder of this page has been intentionally left blank)

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         Set forth below is certain information as of the date of this prospectus with respect to any persons known to us to be the beneficial owner of more than 5% of our common stock and of the common stock owned by all of our directors and all of our directors and officers as a group. Because the Notes do not constitute and are not convertible into equity, the percentage of ownership set forth below will not vary as a result of this Offering.

     Name and Address                Shares of Common Stock      Ownership
   of Beneficial Owner(1)              Beneficially Owned       Percentage
   ----------------------              ------------------       ----------

American Equities Group, Inc.                 1,000                 100.0%

Phillip C. Goldstick(2)                         412                  41.1%
20 N. Clark Street
Chicago, IL 60602

David S. Goldberg(3)                            412                  41.1%

Officers and Directors                          824                  82.2%
as a group (two persons)(1)(2)(3)

(1)   The address of AEG and Mr. Goldberg is 80 East Route 4, Paramus, NJ 07652.

(2) Represents the indirect ownership in the corporation of the Phillip C. Goldstick Revocable Trust U/A Dtd. 8/2/89 through the ownership of an aggregate of 9,006,250 shares of AEG common stock.

(3) Represents the indirect ownership in the corporation of the David S. Goldberg Family Trust, an affiliate of David S. Goldberg, through the ownership of an aggregate of 9,006,250 shares of AEG common stock.

         We are wholly-owned by AEG and we have the same directors and officers as AEG. See "RISK FACTORS - Our officers and directors will maintain control of our company" and "You will have no equity interest in our company and no voting rights."

         Other than as set forth above, we are not aware of any other shareholders who beneficially own, individually or as a group, 5% or more of the outstanding shares of our common stock.

                               PLAN OF OPERATIONS

         We will acquire and finance Receivables principally from companies in the manufacturing, distribution, printing and publishing and general service industries (e.g. firms which have no tangible products but conduct such services as telemarketing and market research). The total AEG portfolio of financed receivables as of December 31, 1998 was engaged in the following industries: 50% in manufacturing, 37% in distribution and 13% in other industries. As the AEG client base changes and increases, the concentration of industries will change. AEG continually monitors its portfolio to ensure that concentration within an industry, client or customer is within acceptable levels.

         Compensation and Fees to AEG and Genesis Ventures Limited.

         AEG and Genesis Ventures Limited ("Genesis") will receive the following compensation and fees from us in connection with this Offering and the conduct of our business.

Recipient(1)              Nature of Payment                 Amount of Payment
------------              -----------------                 -----------------

Genesis Ventures           Investment Banking and        5% of the gross proceeds of this Offering,
Limited                    Consulting Service            $497,500 if the Maximum is sold.

AEG                        Factoring Fee                 AEG will receive 50% of the factoring fees obtained
                                                         from acquisition of Receivables during our
                                                         operational stage.  Such fees will typically equal 3%
                                                         to 8% of the face amount of the receivables being
                                                         factored.

                           Reimbursement of              AEG will receive approximately $225,000
                           Offering Expenses             from the gross proceeds of this Offering as
                                                         reimbursement of certain offering expenses
                                                         advanced by AEG in connection with this Offering.

----------------------

(1) While our officers and directors will not receive any direct compensation from the company in connection with their services, such officers and directors are officers and directors of AEG and, therefore, will indirectly benefit from the above payments.

         Operations and Overhead Expenses

         AEG will pay all of our other operational and overhead expenses, other than legal, accounting, investor services, filing fees and taxes, out of its portion of the fees earned in the factoring or financing of the Receivables, which fee will typically equal 3% to 8% of the face amount of the Receivables being factored or financed. We will share with AEG the fees charged, 50% to us and 50% to AEG. Such costs and expenses to be paid by AEG will include personnel costs, including employee salaries, associated with the identification, evaluation, purchasing, monitoring and collection of Receivables; the use of AEG's accounting and computer systems; and expenses incurred for providing most administrative services and managerial assistance. Any costs and expenses which exceed the amount of fees generated by the factoring of our shall be paid by AEG out of its own funds. AEG has established all of the necessary systems required in order to provide us with a turn-key management program which will eliminate the traditional start-up time of a new company. AEG has invested a significant amount of time and money to properly staff the various departments that will be required if and when we sell the Minimum amount of the Offering. In addition, AEG has arranged for the necessary computer systems, banking systems, servicing and collection operations, credit review and evaluation facilities, accounting and finance operations and has procured the necessary office space in order to effectively service and manage our funds and the Receivables that it acquires. We may decide to outsource our investor relations services needs to an affiliate which services would be paid out of our share of the fees earned in the factoring or financing of receivables.

         Other Expenses

         In addition, the Dealer Manager will receive (i) sales commissions of up to 7% of the Offering price, a due diligence and non-accountable expense of 1% of the Offering price and a Dealer Manager fee of .5% of the Offering price. Assuming that the Maximum Offering is sold, we will pay an aggregate of $696,500, $99,500 and $49,750, respectively in such fees and commissions to the Participating Dealers. See "PLAN OF DISTRIBUTION."

         The Agent shall be entitled to a annual fee of $4,000 in consideration for his services as Agent and may be entitled to additional compensation in the event of a default under the Indenture. See "DESCRIPTION OF SECURITIES Indenture of Trust" and "RISK FACTORS - The Trustee will be entitled to increased compensation if there is a default under the Notes."

         There are no known trends, events or uncertainties that are reasonably likely to materially impact our short-term and long-term liquidity or results of operations.

         We believe we will be able to satisfy our cash requirements for the foreseeable future. If we desire to acquire additional Receivables beyond those which can be acquired with the proceeds of this Offering, we would need to raise additional funds in the future. We can give no assurance that we will seek or secure additional funds to acquire additional Receivables. Management does not believe that you would be adversely affected if we were not able to expand our business by acquiring additional Receivables.

                          DESCRIPTION OF THE SECURITIES

General

         Up to $9,950,000 aggregate principal amount of our ten-year promissory notes (the "Notes") is being offered to qualified investors in denominations of $1,000 or any integral multiple thereof. Your minimum investment is $5,000, unless you are investing through your IRA, in which case your minimum investment is $2,000. The Notes will bear interest at the rate of 12% per annum. You may choose the frequency of your interest payments (monthly, annually in arrears or upon maturity with the payments due on the first day of the each month or year). Principal is payable on ten (10) years from the date of the issuance of your Note. (A form of 12% Note is attached hereto as Exhibit A.) We are not required to establish a sinking fund; however, we will use our best efforts to reserve sufficient funds for payment of the Notes on maturity by liquidating its portfolio of Receivables. See "RISK FACTORS - We will have limited sources of payment for the Notes and will not establish a sinking fund to insure repayment of the Notes", "We have not obtained any rating of the Notes", The loan to you will not be self-amortizing" and "The enforceability of the Notes by you may be limited."

Acceleration at Option of Note Holder

         On the first day of the month of each of the fifth, sixth, seventh, eighth and ninth anniversaries of the issuance of your Note, you may, upon six
(6) months prior written notice, accelerate your Note to receive payment of principal and accrued interest at that time.

Prepayment

         We may prepay the Notes at any time and from time to time, in whole or in part, at our option and without any premium or penalty.

Subordination

         Pursuant to the Note, we are representing to you that there presently is no indebtedness senior or equal to that of the Notes. In addition, we further represent that we will not incur any debt which is senior or equal to your lien, other than ordinary and necessary expenses of operations.

Restrictions as to Dividends and Certain Other Payments

         We have agreed not to pay dividends, or make distributions on our stock or purchase, redeem, or otherwise acquire or retire any of our stock if (a) an event of default exists under any of the Notes or (b) it would reasonably appear that after any such action we would not have sufficient funds to avoid an event of default within six (6) months of such action.

Merger and Consolidation

         Under the terms of the Notes, we may consolidate or merge with or into any other entity or any other entity may consolidate or merge into us, and we may sell or transfer all or substantially all of our property and assets to another entity, or another entity may sell or transfer all or substantially all of its property and assets to us, provided that (i) such action is duly authorized by us and our shareholders by the required actions thereto, (ii) the entity (if other than our company, formed by or resulting from any such consolidation or merger or which shall have received the transfer of such property and assets shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of the United States and any state thereof and shall expressly assume payment of the principal of, premium, if any, and interest on the Notes, and (iii) there shall not immediately thereafter be an event of default under the Notes.

Events of Default

         Events of Default under the terms of the Notes include, among other things,

         o our failure to make payment of principal or interest for a period of more than 30 days after the due date;

         o if we make an assignment for the benefit of creditors, commence (as the debtor) any case in bankruptcy under Title 11 of the United States Code ("Bankruptcy"), commence (as the debtor) any proceedings under any other insolvency or receivership law or files a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute or if we file an answer admitting the material allegations of a petition filed against us in any proceeding under any such law or any corporate action is taken for the purpose of effecting any of the foregoing and such proceeding is not dismissed within thirty
                (30) days of the date of its filing;

         o a case in Bankruptcy or any proceeding under any insolvency or receivership law is commenced against us (as the debtor in such case or proceeding) and a court having jurisdiction in the premises enters an order for relief against us in such case or proceeding, or such case or proceeding is consented to by us or remains undismissed for 40 days, or we consent to or admit the material allegations against us in any case or proceeding;

         o a trustee, receiver, agent or custodian (however named) is appointed or authorized to take charge of substantially all of our property for the purpose of enforcing a lien against such property for the benefit of creditors;

         o a notice of lien, levy or assessment representing indebtedness in excess of $100,000 is filed or recorded with respect to any of our assets by the United States or other government agency;

         o any material portion of the Collateral (as defined in the Security Agreement) is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and, on or before the thirtieth (30) day thereafter, such assets are not returned to us and/or such writ, distress warrant or levy is not dismissed, stayed or lifted;

         o any default under the Indenture of Trust, the Notes or the Security Agreement; or

         o we voluntarily or involuntarily dissolve or are dissolved, or our existence terminates or is terminated.

Security Agreement

         The Notes will be secured by a security interest in the Receivables acquired with the proceeds of the Offering. This interest will be subject to the provisions of a Security Agreement between the company and the Trustee for your benefit. A copy of the Security Agreement is attached hereto as Exhibit B.

Indenture of Trust

         An Indenture of Trust will be entered into between us and the Trustee for your benefit. The Trustee will be granted a security interest in the Receivables on your behalf. The description of the Indenture of Trust set forth below and references to Note Holders will be determined based on the Notes issued to you. The duties of the Trustee are to perform certain obligations in the event of a default in the payment of the principal and interest on the Notes, and to execute and deliver to us partial or full satisfaction of the Security Agreement upon partial or full repayment of the Notes. See "RISK FACTORS - The Trustee will be entitled to increased compensation if there is a default under the Notes."

         James E. Morris serves as the Trustee under the Indenture of Trust. Pursuant to the terms of the Indenture of Trust, the Trustee receives a fee of $4,000 per year plus reimbursement of actual expenses. In addition, upon the occurrence of an Event of Default under the Trust Agreement or the Security Agreement, the Trustee shall receive a fee of $200 per hour for time incurred in rendering its duties as Trustee. Mr. Morris serves in a similar capacities for several privately offered note offerings and one public note offering of an affiliate.

Events of Default

         Subject to the following limitations, the following constitute Events of Default under the Indenture of Trust:

         o We receive written notice from a Note Holder of a default in the payment of principal or interest on any Note when the same becomes due and payable;

         o We fail to comply with any of its other agreements in the Notes, the Security Agreement, or the Indenture and the default continues for the period and after the notice specified therein; or

         o Pursuant to or within the meaning of any Bankruptcy Law;

                  (a)      we commence a voluntary case,

                  (b) we consent to the entry of an order for relief against us in any involuntary case or a court of competent jurisdiction enters an order or decree for relief against us in an involuntary case,

                  (c) we consent to the appointment of a Receiver for any substantial part of our property or a court of competent jurisdiction enters an order or decree for the appointment of a Receiver for our company or for any substantial part of its property,

                  (d) we make a general assignment for the benefit of our creditors, or we fail generally to pay our debts as they become due; or

                  (e) a court of competent jurisdiction orders our liquidation, and the order or decree remains unstayed and in effect for 90 days.

         o A proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against us and such proceeding is not dismissed within thirty (30) days of the date of its filing; or

         o We voluntarily or involuntarily dissolve or are dissolved, or our existence terminates or is terminated.

         The term "Bankruptcy Law" means Title 11, United States Code, or any similar federal or state law for the relief of debtors. The term "Receiver" means any receiver, trustee, assignee, liquidator, or similar official under any Bankruptcy Law.

         A default in complying with the agreements contained in the Notes, the Security Agreement or the Indenture is not an Event of Default until the Trustee or the Holders of at least a majority in principal amount of the Notes notify us of the default and we do not cure the default within 90 days after receipt of the notice. The notice must specify the default, demand that it be remedied, and state that the notice is a "Notice of Default."

         If an Event of Default occurs and is continuing either the Trustee or the Holders of any Note, by written notice to us and, if applicable, the Trustee, may declare the principal of and accrued interest on all the Notes to be due and payable immediately. The Trustee may then pursue any available remedy by proceeding at law or in equity to collect the payment of principal and interest on the Notes or to enforce the performance of any provision of the Notes, the Security Agreement or the Indenture. The Holders of a majority in principal amount of the Notes may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture, that is unduly prejudicial to the rights of other Note Holders, or that may involve the Trustee in personal liability.

         Rights of Note Holders

         The holders of not less than 75% in aggregate principal amount of Notes at the time outstanding may consent on behalf of the holders of all such Notes to the postponement of any interest payment for a period or periods not exceeding three years from its original due date. The waiver of any additional interest payments is not dependent upon the payment of any previously waived interest payments.

         You have the right to receive payment of principal and interest on or after the due dates of your Note and to institute suit to enforce such payment on or after the due date. You may waive such right by sending us a written consent of such waiver.

         The Holders of a majority of the Notes may consent to the waiver of any past default and its consequences, except a default in payment of principal and interest.

         You may not use the Indenture to prejudice the rights of another Note holder or to obtain a preference or priority over the other Note holder.

         Priority of Payments under the Indenture

         If the Trustee collects any money pursuant to the Indenture, it shall pay out the money in the following order:

         (1)      to the Trustee for amounts due under the Indenture;

         (2) to Note holders for amounts due and unpaid on the Notes for interest, then principal, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest; and

         (3)      to the Company.

         Communication with other Note Holders

         You may communicate with other Note holders by sending the Trustee a written application by any three or more Note holders stating that you desire to communicate with other Note holders with respect to their rights under the Indenture or under the Notes, and accompanied by a copy of the form of proxy or other communication which you propose to transmit. You must also provide reasonable proof that each such applicant has owned a Note for a period of at least six months preceding the date of such application. The Trustee shall, at its election, either (1) afford to such applicants access to all information so furnished to or received by the Trustee, or (2) inform such applicants as to the approximate number of Note holders and as to the approximate cost of mailing to such Note holders the form of proxy or other communication, if any, specified in such application. If the Trustee shall elect not to afford to such applicants access to such information, the Trustee shall, upon the written request of such applicants, mail to all such Note holders copies of the form of proxy or other communication which is specified in such request, after a tender to the Trustee of the material to be mailed and of payment, or provision for payment, of the reasonable expenses of such mailing.

         If in the opinion of the Trustee such mailing would be contrary to the best interests of the Note holders or would be in violation of applicable law, the Trustee shall mail to such applicants, and file with the SEC together with a copy of the material to be mailed, a written statement to that effect. Such written statement shall specify the basis of such opinion. After opportunity for hearing upon the objections specified in the written statement so filed, the SEC will then decide if such materials may be lawfully sent to such Note Holders.

         Indemnification

         The Company shall indemnify the Trustee against any loss or liability incurred by it. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. The Trustee shall defend the claims and the Company will reimburse the Trustee, either directly or from funds subject to the Indenture, for reasonable legal expenses. The Company need not pay for any settlement made without its consent. Notwithstanding the foregoing, the Company need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee through the Trustee's negligence or bad faith.

         Resignation or Termination of Trustee

         The Trustee may resign by so notifying the Company, but such resignation shall not be effective until 60 days after such notification. The holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the removed Trustee and may appoint a successor Trustee with the Company's consent. The Company may remove the Trustee under certain circumstances. If the trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee.

         A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately after that, the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have the rights, powers, and duties of the Trustee under the Indenture. A successor Trustee shall give notice of its succession to each Note Holder as provided in Section 7.02 of the Indenture.

         If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of a majority in principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On ________, 1999, we entered into a Management Agreement (the "Management Agreement") with AEG. Under the Management Agreement, AEG originates Receivables by purchasing or financing them from client companies and assigning them to us. AEG also services and collects the Receivables on our behalf. We will typically charge a fee of 3% to 8% of the face amount of the receivables. Under the Management Agreement we have agreed to share such fee 50% to us and 50% to AEG. See "BUSINESS - Acquisition of Receivables." Our officers and directors are also officers and directors of AEG.

         We are the wholly-owned subsidiary of AEG. The capital stock of AEG is principally owned directly and indirectly by Messrs. Goldstick and Goldberg and such individuals are the principal officers and sole directors of AEG. All fees and discounts earned by us will be split 50% to AEG, as Manager, and 50% to us pursuant to the Management Agreement. As officers and directors of AEG, Messrs. Goldstick and Goldberg will indirectly benefit from such payments.

         In connection with this Offering Genesis Ventures Limited will be paid a 5% Investment Banking and Consulting Services fee (up to $497,500 if the Maximum Offering is sold). See "PLAN OF OPERATIONS - Operations and Overhead Expenses." In addition. Messrs. Goldstick and Goldberg are the principal stockholders, officers and directors of Genesis Ventures Limited.

         Messrs. Goldstick and Goldberg are also principals of G Equity Investment Group, Inc., a NASD registered broker/dealer which will not participate in this Offering. See "PLAN OF DISTRIBUTION."

         We shall make no loans to our officers, directors or stockholders and we are forbidden to receive loans from any person or entity other than AEG. We have adopted a policy that all transactions with our affiliates are to be on terms no less favorable than could be obtained from unaffiliated third parties and must be approved by a majority of the Board of Directors.

                              PLAN OF DISTRIBUTION

         Distribution will be made on a "best-efforts" basis by Strategic Assets Inc. (the "Dealer Manager") and selected broker/dealers that are members of the NASD (jointly referred to as the "Participating Dealers").

         Participating Dealers will execute Selling Agency Agreements with us; however, such Participating Dealers will be under no obligation to sell any or all of the Notes offered hereby. The Division of Corporation Finance of the U.S. Securities and Exchange Commission has taken the position that any broker/dealer that sells Notes in the Offering may be deemed an underwriter as defined in
Section 2(11) of the Securities Act of 1933, as amended. We have currently entered into a Dealer Manager Agreement. There is no assurance that, even if any Participating Dealers sell the Notes offered hereby, a court of competent jurisdiction or arbitration panel would deem any such Participating Dealer to be an underwriter as so defined.

         The Dealer Manager will receive a sales commission of up to 7% of the Offering price for all Notes sold, a due diligence and non-accountable expense allowance of 1%, which may be reallowed to Selected Dealers, and a Dealer Manager fee of .50%.

         The Notes are being offered subject to prior sale, withdrawal, cancellation or modification of the offer, including its structure, terms and conditions, without notice. We reserve the right, in our sole discretion, to reject, in whole or in part, any offer to purchase the Notes.

         We intend to sell the Notes in this Offering only in the states in which the Offering is qualified. An offer to purchase may only be made and the purchase of the Notes may only be negotiated and consummated in such states. The Subscription Agreement for the Notes must be executed, and the Notes may only be delivered in, such states. Resale or transfer of the Notes may be restricted under state law. See "RISK FACTORS - You will not be able to trade the Notes and the Notes may be transferred to you only under limited circumstances" and "LACK OF LIQUIDITY OF NOTES" below.

         The Notes are being offered on a best efforts, Minimum or none basis as to the Minimum ($500,000) and a best efforts basis as to the Maximum ($9,950,000). The Offering of Notes will continue until we raise an aggregate of $9,950,000, provided that the offering period for all of the Notes shall terminate on _________, 200_ (24 months from the initial effective date of this Prospectus).

         Each Participating Dealer has agreed in accordance with the provisions of SEC Rule 15c2-4 to cause all funds received for the sale of Notes to be promptly deposited upon the receipt of the executed Subscription Agreement and related funds by the Participating Dealer by or before noon of the next business day following the sale of said Notes.

         The Dealer Manager Agreement provides for reciprocal indemnification between the us and the Dealer Manager against certain liabilities in connection with the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act. To the extent this section may purport to provide exculpation from possible liabilities under the federal securities laws, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy and is therefore unenforceable.

         Messrs. Goldberg and Goldstick are also principals of G Equity Investment Group, Inc., a NASD registered broker/dealer which will not participate in this Offering. Messrs. Goldberg and Goldstick will receive no compensation in connection with the offering and sale of the Notes hereby.

                               TAX CONSIDERATIONS

         The following paragraphs summarize the material federal income tax aspects of purchasing the Notes. The Investors may rely upon the tax opinion of counsel to the Corporation attached hereto as Exhibit E-1 and the following discussion relating to the tax treatment of an investment on the Corporation, HOWEVER, EACH INVESTOR IS URGED TO CONSULT HIS OR HER OWN TAX ADVISER FOR MORE DETAILED INFORMATION WITH RESPECT TO THE FEDERAL AND STATE TAX CONSEQUENCES OF AN INVESTMENT IN THE CORPORATION.

Thinly Capitalized Corporation

         We currently have a capitalization of $100,000. See the financial statements included elsewhere in this prospectus. The Internal Revenue Service ("IRS") has taken the position in the past that debt of a thinly capitalized corporation may be considered as a capital contribution not giving rise to a deduction for interest expense by the debtor. The case law on this issue is diverse and inconsistent in application. The courts list numerous factors in determining whether or not a debt is true debt or a contribution to capital, some of which are as follows: (1) the names given to the certificates evidencing the indebtedness; (2) the presence or absence of a maturity date; (3) the source of the payments; (4) the right to enforce the payment of principal and interest;
(5) participation in management; (6) a status equal to or inferior to that of regular corporate creditors; (7) the intent of the parties; (8) "thin" or adequate capitalization; (9) identity of interest between creditor and stockholder; (10) payment of interest only out of "dividend" money; (11) the ability of the corporation to obtain loans from outside lending institutions;
(12) the extent to which the initial advances were used to acquire capital; and
(13) the failure of the debtor to pay on the due date or to seek a postponement.

         In the event the Notes were deemed by the IRS to be capital contributions, distributions of interest payments to you would be deemed to be taxable dividends for income tax purposes and the repayment of principal would be deemed to be a non-taxable return of capital in the absence of earnings and profits. If we have earnings and profits the repayment of principal would be taxed as a dividend to the extent of such earnings and profits. The extent and amount of earnings and profits we would have is not determinable at this time. See "RISK FACTORS - We are uncertain as to the tax treatment of Notes" and "Losses on Notes may be deemed capital losses."

Interest Payments

         Interest payments under the Notes will be treated as ordinary interest income and taken into account under your general method of accounting (e.g., cash or accrual). A trust has not been created for tax purposes and you will receive Form 1099 for your share of interest income from your investment.

Disposition of Notes

         In the event of a sale or other taxable disposition of a Note prior to the stated maturity date, gain is measured by the excess of the net proceeds of the sale or other disposition over your adjusted tax basis. Any gain on sale will be capital gain if the Note is held as a capital asset.

         Loss will be recognized upon disposition of a Note in exchange for an amount less than the Note Holder's adjusted basis in the Note. If the Note is held as a capital asset, the deductibility of such loss may be limited by the rules contained in the Internal Revenue Code of 1986, as amended (the "Code") relating to restrictions upon the deductibility of capital loss. In addition, a sale to a related party could result in limitations upon the deductibility of loss under Code Section 267. For Note Holders other than initial Note Holders, gain recognized upon the maturity or earlier disposition of a Note may be affected by the provisions of the Code governing market discount.

Possible Withholding

         Payments of interest made by us on a Note and proceeds from the sale of the Note to or through certain brokers may be subject to a back-up withholding tax at a rate of 20%, unless you comply with certain reporting and/or certification procedures. All amounts withheld on such payments will be allowable as a credit against your federal income tax liability.

         We will make arrangements to provide you with a Form W-9 (or a substitute Form W-9) on which you can provide information required by the Code in order to avoid the back-up withholding provisions.

         Special considerations which may apply to you if you are not a United States citizen or resident are not discussed in this Prospectus.

Unrelated Business Taxable Income

         Section 501 of the Code provides that qualified pension, profit-sharing, and stock bonus plans are exempt from federal income tax. This exemption also extends to charitable, educational and other organization. However, Section 511 of the Code imposes federal income tax on any "unrelated business taxable income" of organizations exempt under Section 501.

         Sections 512 and 513 of the Code define the phrase "unrelated business taxable income" (or UBTI) as net income earned by an otherwise exempt organization from the regular conduct of an unrelated trade or business. Section 512 generally excludes interest income from the definition of unrelated business taxable income. Assuming that you do not incur any indebtedness with respect to its acquisition of a Note, the interest on the Note will not be treated as unrelated business taxable income. You should consult your own tax advisors on this matter.

ERISA Conditions

         If you intend to purchase Notes through a pension, profit-sharing, or other plan governed by Title I of the Employee Retirement Income Security Act of 1974 ("ERISA"), the fiduciaries of such plan must consider: (a) whether the investment is permitted under the governing instrument for the plan and is an appropriate investment for the plan; (b) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA; (c) whether the investment is prudent; and (d) whether the investment is for the exclusive purpose of providing benefits to participants. Fiduciaries should also be aware that ERISA requires that assets of a plan be revalued at least once each plan year, and that valuation of the Notes may be difficult because of the lack of a resale market.

         Section 406 of ERISA provides that the fiduciary of a plan governed by ERISA may not cause the plan to become involved in a "prohibited transaction." Similarly, Section 4975 of the Code imposes taxes on "prohibited transactions" involving pension plans, IRAs and Keogh plans. A "prohibited transaction" includes a transaction in which a plan lends money to a "party in interest." A "party in interest" is broadly defined to include parties such as plan fiduciaries, plan beneficiaries, person providing services to the plan, and businesses, affiliates and relatives of such parties. An example of a "prohibited transaction" would be if an individual purchased Notes through his pension, profit-sharing or other plan when the individual also owned an equity interest in our company. Additionally, if a plan purchased Notes when the plan fiduciary owned an interest in our company, this purchase could also be considered a "prohibited transaction." Section 4975 of the Code may impose a tax on such "prohibited transactions."

                           LACK OF LIQUIDITY OF NOTES

         The Notes will be registered with the Securities and Exchange Commission and the States of Arkansas, California, Connecticut, Colorado, Florida, Georgia, Illinois, Maryland, Missouri, New Jersey, New York, North Carolina, South Carolina, Virginia, and Wisconsin. The Notes may be registered or exempt from registration in other states. No public or other market for the notes exists and there can be no assurance that one may develop in the future. Accordingly, you should purchased Notes only as an investment to be held to the end of the term of the Notes because you may not be able to liquidate your investment in the event of any emergency or for any other reason. See "RISK FACTORS - You will not be able to trade the Notes and the Notes may be transferred by you only under limited circumstances."

                                  LEGAL MATTERS

         The validity of the Notes offered hereby and the tax considerations of an investment in the Notes will be passed upon by Bronson & Migliaccio, LLP, 3010 Westchester Avenue, Purchase, NY 10577, as counsel to the Corporation. The statements under the heading "TAX CONSIDERATIONS" have been reviewed by Bronson & Migliaccio, LLP and have been included herein, to the extent such statements constitute matters of law, in reliance upon the authority of said firm as an expert thereon.

                                     EXPERTS

         The financial statement of the Corporation included in this Prospectus and Registration Statement has been included in reliance on the report of Richard A. Eisner & Company, LLP, independent auditors, given upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         Upon effectiveness of our Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, we will become a reporting company and will file reports pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") for the year ended December 31, 1999. We have filed with the Securities and Exchange Commission, Washington, D.C., a Registration Statement under the Securities Act of 1933 with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, its amendments and exhibits. For further information pertaining to the Notes offered hereby, and our company, reference is made to the Registration Statement, including the exhibits, financial statements and schedules filed therewith or incorporated by reference as a part thereof. Statements in this Prospectus concerning the contents of any contract or other document referred to are not necessarily complete. Where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof. The Registration Statement may be inspected and copied at the

Commission's Washington, D.C. office at 450 Fifth Street, N.W., Washington, D.C. 20439 and the Northeast Regional Office and Midwest Regional Office at the following addresses: 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511, respectively. The Registration Statement also may be inspected but not copied at the Commission's Atlanta, Georgia office. Further, copies can be obtained at prescribed rates from the Washington, D.C. office. Exchange Act reports may be inspected and copied at the Commission's Washington, D.C. office and Northeast and Midwest Regional Offices and may be obtained at prescribed rates from the Commission's Washington, D.C. office.

                             REPORTS TO NOTE HOLDERS

         Upon request we will distribute to you our annual audited financial statements that have been audited and reported on by independent auditors. You may also request copies of any documents filed by us with the Securities and Exchange Commission. We may furnish such other reports as the we may deem necessary to inform you of major developments concerning us.

                     AMERICAN EQUITIES INCOME FUND II, INC.

                          INDEX TO FINANCIAL STATEMENT

                                                                      Page

      Financial Statement

               Independent auditors' report                            F-2

               Balance sheet as of November 1, 1999                    F-3

               Notes to balance sheet                                  F-4

INDEPENDENT AUDITORS' REPORT

The Board of Directors
American Equities Income Fund II, Inc.

We have audited the accompanying balance sheet of American Equities Income Fund II, Inc. as of November 1, 1999. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of American Equities Income Fund II, Inc. as of November 1, 1999, in conformity with generally accepted accounting principles.

Richard A. Eisner & Company, LLP

Florham Park, New Jersey
November 26, 1999
With respect to Note D
December 7, 1999

Balance Sheet
November 1, 1999

ASSETS

Cash                                                                             $100,100
                                                                                 ========





LIABILITIES AND STOCKHOLDER'S EQUITY

Due to Parent                                                                    $    100




Common stock, $1 par value, authorized; issued and outstanding 1,000 shares         1,000

Paid-in capital                                                                    99,000
                                                                                 --------
                                                                                  100,000
                                                                                 --------
                                                                                 $100,100
                                                                                 ========

See notes to balance sheet

NOTES TO BALANCE SHEET

NOVEMBER 1, 1999

NOTE A - ORGANIZATION

American Equities Income Fund II, Inc. (the "Company") a wholly-owned subsidiary of American Equities Group, Inc. (the "Parent"), was organized on October 27, 1999 principally to originate loans and factor receivables generally on a recourse basis.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Actual results could differ from these estimates.

NOTE C - STOCKHOLDER'S EQUITY

In October 1999, the Company issued 1,000 shares of its common stock to its Parent for $100,000.

NOTE D - RELATED PARTY TRANSACTIONS

The Parent provides management, credit, collection and other operational services for the Company. The management agreement requires that the Company pay 50% of its financing income to the Parent as compensation for the services provided.

On November 2, 1999, the Company advanced $95,000 to the Parent. On December 7, 1999, the advance was repaid.

                                    EXHIBIT A

                           FORM OF 12% PROMISSORY NOTE

$                                                            Paramus, New Jersey
 ----------------                                         --------------- , ----

         FOR VALUE RECEIVED, the undersigned promises to pay to ________________ (hereinafter, together with any holder hereof, called "Holder") at _____________ or at such other place as the Holder may from time to time designate in writing, the principal sum of ___________ Dollars ($_________), on_________________,
together with simple interest thereon at the rate of 12% per annum payable interest only monthly [or annually in arrears or upon maturity]. Interest is calculated on the basis of a 360-day year (the "Calculation Basis") but is paid in [12 equal monthly installments, annually or upon maturity], regardless of the number of days in each month (the "Payment Basis"), with any difference between interest determined on the Calculation Basis and the Payment Basis paid in the final installment due under the Note. The entire outstanding principal balance and accrued interest, if any, shall be due on the tenth anniversary of the issuance of this Note.

         This Note may be prepaid in whole or in part at any time without penalty. On the first day of January of each of the fifth, sixth, seventh, eighth and ninth years after issuance hereof, the Holder, upon six (6) months prior written notice, may accelerate the Notes and receive payment of principal and accrued interest at the time. This Note may be prepaid in whole or in part at any time without penalty.

         Interest shall accrue on the Notes at the rate of 12% per annum which shall be compounded monthly.

         This Note is one of an issue of an aggregate principal amount of up to Nine Million Nine Hundred Fifty Thousand Dollars ($9,950,000) (the "Notes") of the undersigned and is subject to an Indenture of Trust by and between the undersigned and James E. Morris as Trustee ("Trustee"). Reference is hereby made to the Indenture of Trust for a description of the rights, limitations, obligations and immunities of the undersigned, the holders of the Notes and the Trustee. This Note may only be deemed to be in default and the Holder may only exercise any available rights and remedies thereon upon the occurrence of an Event of Default as defined in the Security Agreement and the Indenture of Trust.

         This Note may be prepaid in whole or in part at any time without penalty. On the first day of the month of each of the fifth, sixth, seventh, eighth and ninth years anniversaries of the issuance hereof, the Holder, upon six (6) months prior written notice, may accelerate this Note and receive payment of principal and accrued interest at the time.

         This Note and the instruments securing it have been executed and delivered in, and their terms and provisions are to be governed and construed by the laws of the State of New York. The indebtedness evidenced by this Note is not subordinated to any other indebtedness of the undersigned nor will the undersigned incur any indebtedness senior to the indebtedness evidenced hereby.

         This Note is secured by a Security Agreement, dated as of the day of , 1999, executed by the undersigned in favor of the Trustee on behalf of the holders of the Notes.

         If an Event of Default, as defined in the Indenture of Trust or Security Agreement, shall have occurred and be continuing, the principal hereof may be declared due and payable in manner, with the effect, and subject to the conditions provided in the Indenture of Trust or Security Agreement.

         Time is of the essence of this Note and in case this Note is collected by law or through an attorney at law, or under advice therefrom, the undersigned agrees to pay all costs of collection, including reasonable attorney's fees. Reasonable attorney's fees are defined to include, but not be limited to, all fees incurred in all matters of collection and enforcement, construction and interpretation, before, during and after suit, trail proceedings and appeals, as well as appearances in and connected with any bankruptcy proceedings or creditors' reorganization or similar proceedings.

         The undersigned has agreed not to pay dividends, or make distributions on its stock or purchase, redeem, or otherwise acquire or retire any of its stock if (a) an Event of Default exists under any of the Notes or (b) it would reasonably appear that after any such action the undersigned would not have sufficient funds to avoid an Event of Default within six (6) months of such action.

         The undersigned may consolidate or merge with or into any other entity or any other entity may consolidate or merge into the undersigned and the undersigned may sell or transfer all or substantially all of its property and assets to another entity, or another entity may sell or transfer all or substantially all of its property and assets to the undersigned, provided that
(i) such action is duly authorized by the undersigned and its shareholders by the required actions thereto, (ii) the entity (if other than the undersigned), formed by or resulting from any such consolidation or merger or which shall have received the transfer of such property and assets shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of the United States and any state thereof and shall expressly assume payment of the principal of, premium, if any, and interest on the Notes, and (iii) there shall not immediately thereafter be an Event of Default under the Notes.

         All persons now or at any time liable, whether primarily or secondarily, for the payment of the indebtedness hereby evidenced, for themselves, their heirs, legal representatives, successors and assigns respectively, hereby (a) expressly waive presentment, demand for payment, notice of dishonor, protest, notice of nonpayment or protest, and diligence in collection; (b) consent that the time of all payments or any part thereof may be extended, rearranged, renewed or postponed by the Holder hereof and further consent that the collateral security or any part thereof may be released, exchanged, added to or substituted for releasing, affecting or limiting their respective liability or the lien of any security instrument; and (c) agree that the Holder, in order to enforce payment of this Note, shall not be required first to institute any suit or to exhaust any of its remedies against the Maker or any other person or party to become liable hereunder.

         IN WITNESS WHEREOF, the undersigned has caused this Note to be executed on the day and year first above written.

                                    AMERICAN EQUITIES INCOME FUND II, INC.,
                                             a Delaware corporation

                                      By:
                                          -------------------------------------
                                               David S. Goldberg, CEO

                                    EXHIBIT B

                           FORM OF SECURITY AGREEMENT

         This SECURITY AGREEMENT (hereinafter called this "Agreement") is made and entered as of ______________, 1999, by and between AMERICAN EQUITIES INCOME FUND II, INC., a Delaware corporation, located at 80 East Route 4, Suite 202, Paramus, New Jersey 07652 (hereinafter called "Debtor"), and JAMES E. MORRIS as Trustee ("Trustee") on behalf of those persons listed on Schedule A (hereinafter collectively called "Secured Party").

                              W I T N E S S E T H:

         In consideration of the covenants and conditions stated in this Agreement, the parties agree as follows:

         1.       Indebtedness Secured.

         This Agreement and the security interest granted hereby secure the payment of certain secured notes issued and executed by Debtor, pursuant to the Indenture of Trust (the "Indenture") of even date herewith by and between Debtor and Trustee and made payable to the holders of such secured notes in the aggregate principal sum of up to $9,950,000.00 (hereinafter collectively called the "Notes"), together with all other indebtedness of every kind or nature owing by Debtor to Secured Party, whether now existing or hereafter incurred, direct or indirect, absolute or contingent, and whether the indebtedness is from time to time reduced and thereafter increased or entirely extinguished and thereafter reincurred, and including any sums advanced and any costs and expenses incurred by Secured Party pursuant to this Agreement, the Note or any other note or evidence of indebtedness (all of such is herein sometimes referred to as the "Indebtedness").

         2.       Security Interest.

         For value received, Debtor hereby grants to Secured Party a security interest (the "Security Interest") in and to all of the following: any and all accounts receivable (the "Receivables") acquired with the funds constituting the Indebtedness or with funds received from the repayment of said Receivables or any replacement Receivables, including all rights to receive payments thereunder and security interest in and instruments of title to the Receivables, whether now owned or hereafter acquired, all funds in the following bank account ; all proceeds of the offering pursuant to the Registration Statement of Debtor declared effective by the Securities and Exchange Commission on ____________, ______ (the "Registration Statement"); and in all products thereof and all cash and non-cash proceeds of any of the foregoing, in any form, including, without limitation, proceeds of insurance policies from the loss thereof, all titles to the Receivables and all assignment of liens, all Receivables, assignments or other documents and instruments located in a separate, segregated, locked fireproof file cabinet marked "American Equities Income Fund II, Inc. Secured Notes" (the "Collateral"); provided, however, that the security interest granted hereunder is subject to the conditions and limitations set forth in the Registration Statement.

         3.       Representation and Warranties of Debtor.

         Debtor represents and warrants and so long as any portion of the Indebtedness remains unpaid, shall be deemed continuously to represent and warrant that:

                  3.1. Debtor is the owner of the Collateral free and clear of all security interests or other encumbrances and claims of any kind or nature in favor of any third persons, and Secured Party has a first, perfected security interest in all of the Collateral;

                  3.2. Debtor is authorized to enter into this Agreement and into the transactions contemplated hereby and evidenced by the Notes;

                  3.3. The Collateral is used or bought for use solely in business operations, and all of the relevant Collateral will remain personal property regardless of the manner in which any of it may be affixed to real property.

         4.       Covenants of Debtor.

         Debtor covenants that so long as any Indebtedness remains unpaid,
Debtor:

                  4.1. Will defend the Collateral against the claims and demands of all other parties, except purchasers of inventory in the ordinary course of business;

                  4.2. Will keep the Collateral free and clear from all security interests, liens and other encumbrances and claims of any kind or nature in favor of any third persons, except the Security Interest; and Debtor will not pledge the Collateral as security for any debts or obligations other than the Notes;

                  4.3. Will not sell, pledge, transfer, assign, deliver, or otherwise dispose of any Collateral or any interest therein, except that until the occurrence of an Event of Default (as defined in paragraph 6.1 of this Agreement) including taking any aforementioned action, as described in the Registration Statement;

                  4.4. Will keep in accordance with generally accepted accounting principles, consistently applied, accurate and complete records concerning the Collateral; will mark such records and, upon request of the Secured Party made from time to time, the Collateral to give notice of the Security Interest; and will, upon request made from time to time, permit the Secured Party or his agents to inspect the Collateral and the Debtor's records concerning the Collateral and to audit and make abstracts of such records or any of the Debtor's books, ledgers, reports, correspondence and other records;

                  4.5. Upon demand will deliver to the Trustee any instruments, documents of title and chattel paper representing or relating to the Collateral or any part thereof, and all schedules, invoices, shipping, or delivery receipts, together with any required endorsement or assignment and all other documents representing or relating to purchases or other acquisitions or sales or other dispositions of the Collateral and the proceeds thereof and any and all other schedules, documents, and statements.

                  4.6. Will notify the Secured Party in writing at least thirty
(30) days in advance of any change in the Debtor's address specified on the first page of this Agreement, of any change in the location or of any additional locations at which the Collateral is kept, of any change in the address at which records concerning the Collateral are kept and of any change in the location of the Debtor's, chief executive office or principal place of business;

                  4.7. Will execute and deliver to the Secured Party such financing statements and other documents requested by the Secured Party and take such other action as described in the Registration Statement and subject to the limitations set forth herein, to perfect, protect or continue the perfection of the Security Interest and effect the purposes of this Agreement;

                  4.8. Will pay or cause to be paid when due all taxes, assessments and other charges of every kind and nature which may be levied or assessed upon or against the transaction contemplated hereby or the Collateral;

                  4.9. Will deliver the Collateral to the Trustee pursuant to the Trust Indenture between the Debtor, and Trustee on behalf of the Secured Party of even date herewith;

                  4.10. Will not make any distributions to shareholders or payments to affiliates except as set forth in the Registration Statement;

                  4.11. Will use the Collateral only for the purposes set forth in the Registration Statement and will not commingle the Collateral constituting cash with funds of any person or entity other than Debtor;

                  4.12. Upon an Event of Default, will deliver any Collateral in the form of funds in Debtor's bank account to the Trustee and will surrender control of said accounts to the Trustee; and

                  4.13. Will keep all funds which constitute the Collateral in the following segregated Bank Account , and will not commingle any other funds with funds in said account.

         5.       Verification of Collateral.

         Secured Party shall have the right to verify the existence and value of the Collateral in any manner and through any medium which Secured Party may consider appropriate, and Debtor shall furnish such assistance and information and perform such acts as Secured Party may require in connection therewith.

         6.       Default.

                  6.1. Events of Default. Subject to the following limitations, an Event of default occurs if:

                            a. the Debtor receives written notice from a Secured
                  Party of a default in the payment of interest on any Notes when the same becomes due and payable;

                            b. the Debtor receives written notice from a Secured
                  Party of a default in the payment of the principal of any Note when the same becomes due and payable;

                            c. the Debtor fails to comply with any of its other
                  agreements in the Notes, this Agreement or the Indenture of Trust and the default continues for the period and after the notice specified below;

                            d. the Debtor pursuant to or within the meaning of
                  any Bankruptcy Law;

                                     (1) commences a voluntary case,

                                     (2) consents to the entry of an order for
                            relief against it in any involuntary case,

                                     (3) consents to the appointment of a
                            Receiver of it or for any substantial part of its property,

                                     (4) makes a general assignment for the
                            benefit of its creditors, or

                                     (5) fails generally to pay its debts as
                            they become due, or

                            e. a court of competent jurisdiction enters an order
                  or decree under any Bankruptcy Law that:

                                     (1) is for relief against the Debtor in any
                            involuntary case,

                                     (2) appoints a Receiver of the Debtor or
                            for any substantial part of its property, or

                                     (3) orders the liquidation of the Debtor,

                            and the order or decree remains unstayed and in
                  effect for 90 days, or

                  f. A notice of lien, levy or assessment representing indebtedness in excess of Fifty Thousand Dollars ($50,000) is filed or recorded with respect to any of the assets of the Corporation (including, without limitation, the Collateral), by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency or any taxes or debts in excess of Fifty Thousand Dollars ($50,000) owing at any time or times hereafter to any one or more of them become a lien, upon any of the assets of the Corporation (including, without limitation, the Collateral), provided that this clause 6.1(f) shall not apply to any liens, levies, or assessments which the Corporation is contesting in good faith;

                            g. Any material portion of the Collateral is
                  attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and, on or before the thirtieth (30) day thereafter, such assets are not returned to the Corporation and/or such writ, distress warrant or levy is not dismissed, stayed or lifted; and

                            h. The Corporation voluntarily or involuntarily
                  dissolves or is dissolved, or its existence terminates or is terminated.

         The term "Bankruptcy Law" means Title 11, United States Code, or any similar federal or state law for the relief of debtors. The term "Receiver" means any receiver, trustee, assignee, liquidator, or similar official under any Bankruptcy Law.

         A default under section (c) is not an Event of Default until the Secured Party holding at least a majority in principal amount of the Notes notifies the Debtor of the default and the Debtor does not cure the default within 90 days after receipt of the notice. The notice must specify the default, demand that it be remedied, and state that the notice is a "Notice of Default."

                  6.2. Rights and Remedies Upon Default. If an Event of Default occurs and is continuing, any Secured Party, by written notice to the Debtor, may declare the principal of and accrued interest on all the Notes to be due and payable immediately. After a declaration such principal and interest shall be due and payable immediately.

         If an Event of Default occurs and is continuing, any Secured Party may pursue any available remedy by proceeding at law or in equity to collect the payment of principal and interest on the Notes or to enforce the performance of any provision of the Notes or this Agreement.

                  6.3. Notice. Debtor agrees that any notice by Secured Party of the sale, lease or other disposition of the Collateral or any other intended action hereunder, whether required by the Uniform Commercial Code or otherwise, shall constitute reasonable notice to Debtor if the notice is mailed by regular or certified mail, postage prepaid, at least ten (10) days before the date of any public sale, lease or other disposition of the Collateral, or the time after which any private sale, lease or other disposition of the Collateral is to take place, to Debtor's address as specified in this Agreement or to any other address which Debtor has notified Secured Party in writing as the address to which notices shall be given to Debtor.

                  6.4. Costs. Debtor shall pay all costs and expenses incurred by Secured Party in enforcing this Agreement, realizing upon any Collateral and collecting any Indebtedness.

Costs and expenses will include but not be limited to all reasonable attorneys' and paralegals' fees and expenses.

                  6.5. Deficiency. In the event that the proceeds of the Collateral are insufficient to satisfy the entire unpaid Indebtedness, Debtor will be responsible for the deficiency and shall pay the same upon demand. Secured Party will account to Debtor for any proceeds of the Collateral in excess of the Indebtedness and the costs and expenses referred to in Section 6.4.

         7.       Miscellaneous.

                  7.1. Perfection of Security Interest. Debtor authorizes Secured Party at Debtor's expense to file any financing statement or statements relating to the Collateral (with or without Debtor's signature thereon), and to take any other action deemed necessary or appropriate by Secured Party to perfect and to continue perfection of the Security Interest. Debtor hereby irrevocably appoints Secured Party as its attorney-in-fact to execute financing statements in Debtor's name and to perform all other acts which Secured Party deems necessary or appropriate to perfect and protect the Security Interest. Such appointment is binding and coupled with an interest. Upon request of Secured Party before or after the occurrence of an Event of Default, Debtor agrees to give Secured Party possession of any Collateral, possession of which is, in Secured Party's opinion, necessary or desirable to perfect or continue perfection or priority of the Security Interest. A photocopy of this Agreement is sufficient as a financing statement and may be filed as such if Secured Party so elects.

                  7.2. Continuing Agreement. This Agreement is a continuing agreement with respect to the subject matter hereof and shall remain in full force and effect until all of the Indebtedness now or hereafter contracted for or created or existing and any extensions or renewals of the Indebtedness together with all interest thereon has been paid in full.

                  7.3. Right to Proceeds. Secured Party may demand, collect, and sue for all proceeds of the Collateral (either in Debtor's or Secured Party's name at the latter's option) with the right to enforce, compromise, settle, or satisfy any claim. Debtor hereby irrevocably appoints Secured Party as Debtor's attorney-in-fact to endorse, by writing or stamp, Debtor's name on all checks, commercial paper, and other instruments pertaining to the proceeds. Such appointment is binding and coupled with an interest. Debtor also authorizes Secured Party to collect and apply against the Indebtedness any refund of insurance premiums or any insurance proceeds payable on account of the loss of or damage to any of the Collateral and hereby irrevocably appoints Secured Party as Debtor's attorney-in-fact to endorse, by writing or stamp, any check or draft representing such proceeds or refund. Such appointment is binding and coupled with an interest. Before or after an Event of Default, Secured Party may notify any party obligated to pay proceeds of the Collateral of the existence of the Security Interest and may also direct them to pay all such proceeds to Secured Party.

                  7.4. Property in Secured Party's Possession. As further security for the repayment of the Indebtedness, Debtor grants to Secured Party a security interest in all property of Debtor which is or may hereafter be in Secured Party's possession in any capacity, including all monies owed or to be owed by Secured Party to Debtor; and with respect to all of such property, Secured Party shall have the same rights as it has with respect to the Collateral.

                  7.5. Failure to Perform; Reimbursement. Upon Debtor's failure to perform any of its duties hereunder, Secured Party may, but it shall not be obligated to, perform any of such duties and Debtor shall forthwith upon demand reimburse Secured Party for any expense incurred by Secured Party in doing so with interest thereof at a rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted by applicable law.

                  7.6. Non-Waiver. No delay or omission by Secured Party in exercising any right or remedy hereunder or with respect to any Indebtedness shall operate as a waiver of that or any other right or remedy, and no single or partial exercise of any right or remedy shall preclude Secured Party from any other or future exercise of the right or remedy or the exercise of any other right or remedy. Secured Party may agree to a cure of any default by Debtor in any reasonable manner without waiving any other prior or subsequent default by Debtor.

                  7.7. Third Parties. Secured Party shall have no obligation to take, and Debtor shall have the sole responsibility for taking, any steps to preserve rights against all prior parties to any document of title, general intangible, instrument or chattel paper in Secured Party's possession as Collateral or proceeds of the Collateral.

                  7.8. Waiver of Notice of Dishonor and Protest, Etc. Debtor waives dishonor, protest, presentment, demand for payment, notice of dishonor and notice of protest of any instrument at any time held by Secured Party with respect of which Debtor is in any way liable and waives notice of any other action by Secured Party.

                  7.9. Assignments. Debtor's right and obligations under this Agreement are not assignable in whole or in part by operation of law or otherwise. Secured Party may assign its rights and obligations under this Agreement, in whole or in part, without notice to or consent of Debtor and all of such rights shall be enforceable by Secured Party's successors and assigns.

                  7.10. Definitions; Multiple Parties; Section Headings. The term "person" when referred to herein shall mean an individual, partnership, corporation or any other legal entity. If more than one Debtor executes this Agreement, the term "Debtor" includes each of the Debtors as well as all of them, and their obligations under this Agreement shall be joint and several. Whenever the context so requires, the neuter gender includes the feminine and masculine and the singular number includes the plural. Unless otherwise defined herein or the context requires otherwise, terms used herein shall have the same meaning as defined in the Uniform Commercial Code as enacted by the State of New York. Section headings are used herein for convenience only and do not alter or limit the meaning of the language contained in each section.

                  7.11. Amendment; Waiver. This Agreement may not be modified or amended nor shall any provision of it be waived except by a written instrument signed by Debtor and by Secured Party.

                  7.12. Choice of Law; Waiver of Jury Trial. This Agreement has been delivered in the State of New York and shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York. Debtor and Secured Party hereby waive any right to a trial by jury in any action to enforce or defend any matter arising from or related to (i) this Agreement; (ii) any Note; or (iii) any documents or agreements evidencing or relating to this Agreement or any Note. Debtor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this paragraph shall affect or impair Secured Party's right to serve legal process in any manner permitted by law, or Secured Party's right to bring any action or proceeding against Debtor, or the property of Debtor, in the courts of any other jurisdiction.

                  7.13. Expenses. Debtor shall pay all costs and expenses relating to this Agreement and the Indebtedness, including but not limited to, filing and recording fees, documentary stamps including, without limitation, New York documentary stamps (if any), and Secured Party's attorney's fees and expenses.

                  7.14. Notice. Except as otherwise provided herein, any notice required hereunder shall be in writing and shall be deemed to have been validly served, given or delivered upon deposit in the United States certified or registered mails, with proper postage prepaid, addressed to the party to be notified as follows:

                  a.  If to Secured Party at: James F. Morris
                                              30 Corporate Woods, Suite 120
                                              Rochester, New York  14623

                  b.  If to Debtor at:        American Equities Income Fund II, Inc.
                                              80 East Route 4, Suite 202
                                              Paramus, NJ 07652

or to such other address as each party may designate for itself by like notice.

                  7.15. Severability. If any provision of this Agreement is prohibited by, or is unlawful or unenforceable under, any applicable law of any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof; provided, however, that any such prohibition in any jurisdiction shall not invalidate such provision in any other jurisdiction.

                  7.16. Reliance by Secured Party. All covenants, agreements, representations and warranties made herein by Debtor shall, notwithstanding any investigation by Secured Party, be deemed to be material to and to have been relied upon by Secured Party.

                  7.17. Entire Agreement. This Agreement, the Note and the other instruments, agreements and documents contemplated hereby contain the entire agreement between Secured Party and Debtor with respect to the subject matter hereof and supersedes and cancels any prior understanding and agreement between Secured Party and Debtor with respect thereto.

                  7.18. Binding Effect. Subject to the provisions of paragraph 7.9, this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of Debtor and shall inure to the benefit of the successors and assigns of Secured Party.

                  7.19. Time. Time is of the essence in this Agreement.

                  7.20. Attorney's Fees. The parties hereby agree that in the event any of the terms and conditions contained in this Agreement, including the indemnification provisions contained herein, must be enforced by reason of any past, existing or future delinquency of payment, of failure of observance or of performance by any of the parties hereto, in each such instance, the defaulting party shall be liable for reasonable collection and/or legal fees, trial and appellate levels, any expenses and legal fees incurred, including time spent in supervision of paralegal work and paralegal time, and any other expenses and costs incurred in connection with the enforcement of any available remedy.

                  7.21. Capacity. The Secured Party is entering into this Agreement solely in his capacity as Trustee under the Indenture and shall be entitled to the privileges, immunities and protections afforded him thereunder in any actions taken by him as Secured Party hereunder.

                  IN WITNESS WHEREOF, the parties have executed this Security Agreement the day and year first above written.

                                DEBTOR:

                                AMERICAN EQUITIES INCOME FUND II, INC.

                                By:
                                   ------------------------------------
                                     David S. Goldberg, CEO

                                SECURED PARTY:



                                ---------------------------------------
                                James E. Morris

                                   SCHEDULE A

                           Collective List of Persons
                         Constituting the Secured Party

                                    EXHIBIT C

                           FORM OF INDENTURE OF TRUST

         This Indenture of Trust dated as of the ____ day of _____, ____, by and between AMERICAN EQUITIES INCOME FUND II, INC., a Delaware corporation (the "Company") and JAMES E. MORRIS, as Trustee.

         WHEREAS, the Company has duly authorized the offer and sale of an aggregate of $9,950,000 12% Promissory Notes (the "Notes"), a specimen copy of which is attached hereto as Exhibit "A"; and

         WHEREAS, the Company has determined that it is in the best interests of the Company and the holders of the Notes to enter into this Indenture of Trust (the "Indenture").

         NOW, THEREFORE, for valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Recitals. The above recitals are those of the Company and are true and correct and are incorporated herein by reference. The Trustee takes no responsibility for such recitals.

         2. Acceptance of Trust. The Trustee hereby accepts the appointment as Trustee under the terms and conditions hereof.

         3. Duties of Trustee.

                  a. The Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee.

                  b. In the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely on the affidavit delivered to the Trustee by the Company under terms of paragraph 4 hereof. The Trustee shall not be liable with respect to any action taken or omitted to be taken by him or his agents in good faith in accordance with the direction of the holders of not less than a majority in principal amount of the Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Indenture.

                  c. No provision of this Indenture shall require the Trustee to expend or risk his own funds or otherwise incur financial liability in the performance of any of his duties hereunder or in the exercising of any of his rights or powers, if there is a reasonable ground for believing that the repayment of such funds or liability is not reasonably assured to him.

                  d. The Trustee may rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, note, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

                  e. The Trustee may consult with his counsel, and any opinion of counsel shall be full and complete authorization and protection with respect to any action taken, suffered, or omitted by him hereunder in good faith and in accordance with such opinion of counsel.

                  f. The Trustee shall be under no duty or obligation to exercise any of the rights or powers vested in him by this Indenture at the request, order, or direction of any of the holders of the Notes, pursuant to this Indenture, unless such holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred thereon or thereby. Nothing herein contained shall, however, relieve the Trustee of the obligations, upon the occurrence of an Event of Default (which has not been cured or waived) to give notice to the holders of the Notes as provided for in paragraph 6(g) hereof.

                  g. The Trustee shall not be liable for any action taken, suffered or omitted by him in good faith and believed by him to be authorized or within the discretion or rights or powers conferred upon him by this Indenture.

                  h. The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, note, or other paper or document, unless requested to do so by holders of not less than a majority in the aggregate principal amount of the Notes then outstanding; provided, that if the payment in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee, the Trustee may require payment or assurance and indemnity against such expenses or liabilities as a condition to such proceedings.

                  i. The Trustee may execute any of the rights or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care.

                  j. The Trustee makes no representations as to the validity or sufficiency of this Indenture or the Notes.

         4. Covenants of the Company.

                  a. The Company covenants to duly and punctually pay all principal and accrued interest on the Notes as due under the terms of the Notes. Simultaneously with the mailing of monthly interest payments, the Company shall deliver to the Trustee a list of its checks payable to the Note Holders together with its affidavit as evidence of the making of such payments. The same procedure shall be followed with respect to the payment of the principal on the Notes.

                  b. The Company shall also keep an accurate list of the names and addresses of all Note Holders and shall deliver a copy of same to the Trustee and to any Note Holder upon request.

         5. Events of Default. The following shall constitute Events of Default hereunder:

                  a. The failure of the Company to make interest payments when due under the terms of the Notes.

                  b. The failure of the Company to pay the principal of any of the Notes in full when due, it being expressly understood that a default in the payment of the principal of any Notes shall constitute a default in all Notes.

                  c. A default by the Company in any of its obligations under this Indenture.

                  d. The Company or any subsidiary makes an assignment for the benefit of creditors, commences (as the debtor) any case in bankruptcy under Title 11 of the United States Code ("Bankruptcy"), commences (as the debtor) any proceedings under any other insolvency or receivership law or files a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute or files an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or any corporate action is taken for the purpose of effecting any of the foregoing and such proceeding is not dismissed within sixty (60) days of the date of its filing.

                  e. A case in Bankruptcy or any proceeding under any insolvency or receivership law is commenced against the Company (as the debtor in such case or proceeding) and a court having proper jurisdiction enters an order for relief against the Company in such case or proceeding, or such case or proceeding is consented to by the Company or remains undismissed for 60 days, or the Company consents to or admits the material allegations against it in any case or proceeding.

                  f. A trustee, receiver, agent or custodian (however named) is appointed or authorized to take charge of substantially all of the property of the Company for the purpose of enforcing a lien against such property for the benefit of creditors.

                  g. A notice of lien, levy or assessment representing indebtedness in excess of $100,000 is filed or recorded with respect to any of our assets by the United States or other government agency.

                  h. The Company voluntarily or involuntarily dissolves or is dissolved, or its existence terminates or is terminated.

         6.       Remedies.

                  a. If an Event of Default occurs and has not been cured within thirty (30) days after written notice of its occurrence has been received by the Company, the Trustee may then pursue any available remedy by proceeding at law or in equity to collect the payment of principal and interest on the Notes or to enforce the performance of any provision of the Notes, or the Indenture. The Holders of a majority in principal amount of the Notes may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture, that is unduly prejudicial to the rights of other Note Holders, or that may involve the Trustee in personal liability. This provision, however, is subject to the condition that if, at any time after the principal of the Notes shall have been so declared due and payable, and before any Judgment or decree for the payment of monies due shall have been obtained or entered as hereinafter provided, the Company shall pay all accrued interest upon the Notes and the principal payment of the Notes has not matured (excluding any maturity due to an election to accelerate) and the Company shall pay all expenses of the Trustee, and any and all defaults under the Notes referred to in paragraph 5(c) hereof and under this Indenture shall have remedied, than in each such case all defaults shall be deemed waived and the declaration of default and its consequences shall be rescinded and annulled, but no such waiver or rescission or annulment shall extend to or shall affect any subsequent default, or shall impair any right relating thereto.

                  b. At any time after an election under paragraph 6(a) to declare the Notes due and payable, the Trustee may institute any action or proceeding at law or in equity for the collection of sums due and unpaid and may prosecute any such action or proceeding to judgment or final decree, and may enforce such judgment or final decree against the Company.

                  c. All rights of action under this Indenture or under any of the Notes may be enforced by the Trustee without the possession of any of the Notes, or the production thereof at any other proceeding relative thereto, and any such suit or proceeding instituted by the Trustee shall be brought in its own name as Trustee of an express trust, and any recovery of judgment shall be for the ratable benefit of the holders of the Notes.

                  d. Any and all monies collected by the Trustee pursuant to this paragraph 6 shall be applied in the following order:

                            (1) To the Trustee for amounts due under the
Indenture, including the payment of all costs and expenses of collection and all Trustee's fees.

                            (2) To the Note Holders for payment of amounts due
and unpaid on the Notes for interest, then principal, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes.

                            (3) The remainder, if any, shall be paid to the
Company, its successors and assigns or to any other person under an order of any court of competent jurisdiction.

                  e. The Holders of not less than 66 2/3% in aggregate principal amount of Notes at the time outstanding may consent on behalf of the Holders of all such Notes to the postponement of any interest payment for a period or periods not exceeding three years from its original due date. The waiver of any additional interest payments is not dependent upon the payment of any previously waived interest payments.

                            Each Note Holder has the right to receive payment of
principal and interest

on or after the respective due dates of the Notes and institute suit to enforce such payment on or after the respective due dates. Waiver of such right may not occur except upon the individual consent of each Note Holder. The Holders of a majority of the Notes may consent to the waiver of any past default and its consequences.

                            A Note Holder may not use the Indenture to prejudice
the rights of another Note Holder or to obtain a preference or priority over the other Note Holder.

                  f. All powers and remedies given by this paragraph 6 to the Trustee or to the Note Holder shall, to the extent permitted by law, be deemed cumulative and not exclusive of any other powers and remedies available to the Trustee or the holders of the Notes by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained in this Indenture, and no delay or omission of the Trustee or of any holder of any of the Notes to exercise any right or power accruing upon any default occurring and continuing as aforesaid, shall impair any such right or power, or shall be construed to be a waiver of any such default or an acquiescence therein; and, subject to the provisions of paragraph 6(e), every power and remedy given by this paragraph 6 or by law to the Trustee or to the Note Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Note Holders.

                  g. The Trustee shall, within thirty (30) days after it receives notice of the occurrence of an event of Default, mail to the Note Holders, as the names and addresses of such holders appear upon the books of the Company, notice of each Event of Default hereunder known to the Trustee, unless such Event of Default shall have been cured before the giving of such notice.

         7. Payment of Trustee. The Trustee agrees to provide the services as Trustee hereunder for a fee of $4,000 per year plus reimbursement of all actual expenses. In addition, upon the occurrence of an Event of Default under this Indenture, the Trustee shall receive a fee of $200 per hour for time incurred in rendering his duties hereunder. The Company shall also reimburse Trustee for all fees incurred by the Trustee for legal and accounting services in the Event of Default.

         8. Indemnification. The Company covenants and agrees to indemnify the Trustee for, and to hold him, his agents, employees, and attorneys harmless against, any loss, liability or expense incurred without negligence or bad faith on the part of the Trustee, arising out of or in connection with the acceptance or administration of this trust, including the cost and expenses of defending itself against any claim of liability relating thereto.

         9. Resignation and Removal of Trustee. The resignation and removal of Trustee shall be governed by the provisions of this paragraph 9.

                  a. The Trustee, or any trustee or trustees hereafter appointed may at any time resign by giving written notice of such resignation to the Company and by mailing notice thereof to the holders of the Notes at their addresses as they shall appear on the books of the Company, but such resignation shall not be effective until 60 days after such notification. Upon receiving such notice of resignation the Company shall promptly appoint a successor trustee. If no successor trustee shall have been so appointed and have accepted appointment within thirty (30) days after the mailing of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee, or any Note Holder may, on behalf of himself and all others similarly situated, petition any such court for the appointment of a successor trustee. Such court may thereupon after such notice, if any, as it may deem proper and prescribe, appoint a successor trustee.

                  b. In case at any time the Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of his property shall be appointed, or any public officer shall take change or control of the Trustee or of his property or affairs for the purpose of rehabilitation, conservation or liquidation, the Company may remove the Trustee and appoint a successor trustee or, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee. Such Court may thereupon after such notice, if any, as it may deem proper and prescribe, remove the Trustee and appoint a successor trustee.

                  c. The holders of a majority in aggregate principal amount of the Notes at the time outstanding may at any time remove the Trustee by so notifying the removed Trustee and may appoint a successor Trustee with the Company's consent.

                  d. Any successor trustee appointed under this paragraph 9, shall execute and deliver to the Company and to its predecessor trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed, or conveyance, shall become vested with all rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee herein; but, nevertheless, on the written request of the Company or of the successor trustee, the Trustee ceasing to act shall, upon payment of any amount then due it hereunder, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the Trustee so ceasing to act. Upon request of any such successor trustee, the Company shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee and certainly vesting in and confirming to such successor trustee all such rights and powers.

                  Upon acceptance of appointment by a successor trustee, the Company shall mail notice of the succession of such trustee hereunder to the holders of Notes at their addresses as they shall appear on the registration books of the Company. If the Company fails to mail such notice within ten (10) days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Company.

         10. Concerning the Note Holders. Whenever in this Indenture it is provided that the holders of a specified percentage in aggregate principal amount of the Notes may take any action (including the making of any demand or request, the giving of any notice, consent or waiver or the taking of any other action), the fact that at the time of taking any such action the holders of such specified percentage have joined therein may be evidenced by any instrument or any number of instruments of similar tenor executed by Note Holders in person or by agent or proxy appointed in writing. All signatures of the Note Holders shall be under oath and notarized.

         11.      Miscellaneous Provisions.

                  a. All of the covenants, stipulations, promises and agreements contained herein by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

                  b. Nothing in this Indenture or in the Notes, express or implied, shall give or be construed to give any person, firm or corporation, other than the parties hereto and the Note Holders, any legal or equitable right remedy or claim under or in respect of the Indenture, or any covenant, condition or provision herein contained and all its covenants, conditions and provisions shall be for the sole benefit of the parties hereto and of the Note Holders.

                  c. Any notice or demand which by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the holders of the Notes on the Company shall be deemed to have been sufficiently given or served, for all purposes, if given or served on the Company at 80 East Route 4, Suite 202, Paramus, New Jersey 07652 (until another address is filed by the Company with the Trustee). Any notice, direction, request or demand by any Note Holder to or on the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if given or made at the post office address of the Trustee.

                  d. This Indenture and each Note shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of such state.

         IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.



                                              AMERICAN EQUITIES INCOME
                                                    FUND II, INC.



                                           By:
                                               -------------------------------
                                                 David S. Goldberg, CEO



                                               -------------------------------
                                               James E. Morris

                   EXHIBIT D - Form of Subscription Agreement

                     AMERICAN EQUITIES INCOME FUND II, INC.
                             INVESTOR QUESTIONNAIRE

--------------------------------------------------------------------------------
|_|   INITIAL SUBSCRIPTION
|_|   ADDITIONAL INVESTMENT: Account Number Previously Assigned ________________
--------------------------------------------------------------------------------
INVESTMENT
I desire to purchase $___________ aggregate principal amount of Notes of American Equities Income Fund II, Inc. MAKE CHECKS PAYABLE TO:

         "Republic National Bank - AEIFII"

--------------------------------------------------------------------------------

SUBSCRIBER INFORMATION: Please print name(s) in which Notes are to be acquired. All checks and correspondence will go to this address unless another address is listed in the Investor Mailing or Direct Deposit Address sections.

Name (1st) ______________________________________  Mailing address (if different)

Name (2nd) ______________________________________  Name  _______________________________________________

Address _________________________________________  Address ______________________________________________

City ____________________________________________  City _________________________________________________

State_______________________ Zip Code______________-____________ State__________________ Zip Code____________-__________

Custodian Account No._____________________   Daytime Telephone Number (_____) - _____ - _______________

Occupation_______________________________________________

|_| U.S. Citizen |_| Resident Alien |_| Foreign Resident Country_____________ |_| Check if the Subscriber is a U.S. citizen residing outside the U.S. State in which taxes are paid_______________
 -> ALL SUBSCRIBERS: State of Residence of Subscriber/ (required) ______________

Enter the taxpayer identification number below. For most individual taxpayers, it is their Social Security number. Note: If the purchase is in more than one name, the number should be that of the first person listed. For IRA's, Keoghs, and qualified plans, enter both the Social Security number and the taxpayer identification number for that plan.

Taxpayer ID #_________-___________ and/or Social Security # ______-______-_____

--------------------------------------------------------------------------------

DIRECT DEPOSIT ADDRESS: Investors requesting direct deposit of distribution checks to another financial institution or mutual fund, please complete below. In no event will the Company or Affiliates be responsible for any adverse consequences of direct deposit. IRA accounts must have a custodian.

Company/Custodian ______________________________________________________________

Account No. ____________________________________________________________________

Address ________________________________________________________________________

City __________________________ State___________ Zip Code____________-__________

--------------------------------------------------------------------------------

FORM OF OWNERSHIP: (Select only one)
|_| INDIVIDUAL                                                     |_| JOINT TENANTS WITH RIGHT OF SURVIVORSHIP-
                                                                           all parties must sign
|_| HUSBAND AND WIFE, AS COMMUNITY PROPERTY -                      |_| A MARRIED PERSON/SEPARATE PROPERTY - one
       two signatures required                                             signature required
|_| TENANTS IN COMMON                                              |_| KEOGH (H.R.10)-trustee signature required
|_| TENANTS BY THE ENTIRETY-two signatures required                |_| CUSTODIAN-custodian signature required
|_| CORPORATIONS                                                   |_| PARTNERSHIP (authorization required)
         |_| S-Corporation                                         |_| NON-PROFIT ORGANIZATION
         |_| C-Corporation                                         |_| PENSION PLAN-trustee signature(s) required
|_| IRA- custodian signature required                              |_| PROFIT SHARING PLAN-trustee signature(s) required
|_| SEP- custodian signature required                              |_| CUSTODIANUGMA-STATE of _______-custodian signature required
|_| TAXABLE TRUST                                                  |_| CUSTODIAN UTMA-STATE of _______-custodian signature required
|_| TAX-EXEMPT TRUST                                               |_| ESTATE - Personal Representative signature required
|_| IRREVOCABLE TRUST - trustee signature required                 |_| REVOCABLE GRANTOR TRUST-grantor signature required
-------------------------------------------------------------------------------------------------------------------
BROKER/DEALER REGISTERED REPRESENTATIVE INFORMATION  (To be completed by Registered Representative.)   PLEASE PRINT
Broker/Dealer Firm Name:____________________________________________________________________________________________

Name of Selling Representative: _______________________________________________________________________________________

Representative's Office: ____________________________________________________________________________________________
                                              (Street)      (City)  (State)  (Zip)     (Office Phone)

Sales Representative Signature:  ________________________________________________________
-------------------------------------------------------------------------------------------------------------------
INTEREST DISTRIBUTION:  Please check the method below which describes your desired plan of interest distribution.
|_|   Monthly beginning on the first day of the first full month following the date of issuance of the Notes.
|_|   Annually on the 31st day of December, of each year the Notes are outstanding, compounded on a monthly basis.
|_|   Upon Maturity -  interest may be compounded on monthly basis and paid with principal at maturity.

-------------------------------------------------------------------------------------------------------------------

SUBSCRIBER SIGNATURES: (The undersigned has the authority to enter into this subscription agreement on behalf of the person(s) or entity registered above. I (We) certify under penalty of perjury that this is my (our) correct Social
Security Number (or Tax Identification Number) and that interest income on this account should be reported on this number. I acknowledge and agree to the statement on the reverse side hereof.)

   X                                              Date              X                                             Date
     --------------------------------------------      ---------       -----------------------------------------       ---------
         Authorized Signature of 1st Subscriber                         Authorized Signature of 2nd Subscriber
-------------------------------------------------------------------------------------------------------------------
COMPANY'S ACCEPTANCE (To be completed only by an authorized representative of the Company.)

The Foregoing subscription accepted this ________ day of _______________, 19___.  ______________________________________
                                                                                    Authorized Representative of the Company

                             SUBSCRIPTION AGREEMENT
                     AMERICAN EQUITIES INCOME FUND II, INC.
--------------------------------------------------------------------------------

         The undersigned hereby subscribes to acquire Notes in American Equities Income Fund II, Inc. (the "Company") pursuant to the terms set forth in the Company's Prospectus dated _____________, ______ (the "Prospectus").

         By signing and returning this Subscription Agreement, you are acknowledging that:

         - You have received a copy of the Prospectus of American Equities Income Fund II, Inc. and you have assented to all the terms and conditions of the Company's Indenture.

         - You are at least 21 years old and reside in the state indicated by you on the reverse side of this Subscription Agreement.

         - You confirm that you have either (i) annual gross income of at least $30,000 and a net worth of at least $30,000 (exclusive of home, home furnishings and automobiles) or (ii) a net worth of at least $75,000 (exclusive of home, home furnishings, and automobiles). If you live in a state listed on page iii of the Prospectus, you confirm that you meet the net worth and/or the gross income specified for such stock.

         - You confirm that you satisfy the particular suitability standard of your state residence as set forth in the Prospectus under "SUITABILITY OF AND INVESTMENT IN NOTES - ADDITIONAL SUITABILITY REQUIREMENTS."

                                  INSTRUCTIONS

                  o Make check payable to "Republic National Bank EA for AEIFII"

                  o        Complete the attached subscription document.

                  o Forward the subscription document and check to the Dealer Manager at the following address:

                              STRATEGIC ASSETS INC.
                        445 Broad Hollow Road, Suite 425
                               Melville, NY 11747

                                    EXHIBIT E

                                                              _______, 1999

American Equities Income Fund II, Inc.
c/o American Equities Group, Inc.
80 East Route 4, Suite 202
Paramus, NJ 07652

Gentlemen:

         We have acted as legal counsel in connection with the organization of, and offering of promissory notes (the "Notes") in denominations of $1,000 each in American Equities Income Fund II, Inc., a Delaware corporation. You have asked us to advise you with respect to certain tax issues relating to the Company.

         For purposes of this letter, any capitalized term not otherwise defined herein shall have the meaning given to it in the Memorandum, as defined below.

         For purposes of this letter, we have examined the following documents:

                  (a) A copy of the Company's Registration Statement on Form SB-2, as amended, as filed with the Securities and Exchange Commission on December __, 1999 (the

                           "Registration Statement").

                  (b) Copy of the Certificate of Incorporation of the Company as filed with the Secretary of State of Delaware on October 27, 1999 (the "Certificate of Incorporation") and amendments thereto.

                  (c) Copies of the By-laws, Resolutions and Stock Ledger of the Company (the "Corporate Books and Records") as of the date hereof.

                  (d) A Representation Certificate of the Chief Executive Officer of the Company.

                  Please be advised that we have relied upon all representations made and factual matters stated in the foregoing documents and have not assumed any responsibility for making any independent investigation or verification of
(i) any factual matter stated in or represented by any of the foregoing documents or (ii) any other factual matter, except to obtain, where we deemed appropriate, written representations or certificates (including the Representation Certificate referenced above) of officers of the Company or other persons.

                  In rendering our advice, we have examined the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the existing and proposed Treasury Regulations interpreting the pertinent provisions of the Code, the existing published rulings by the Internal Revenue Service (the "Service"), reported judicial and administrative decisions, present administrative practices and other relevant authorities and interpretations, all through the date hereof, which we consider appropriate for purposes of this letter. Because all of such Code provisions, regulations, rulings, decisions and other interpretations are subject to change, our conclusions are specifically based upon the Code provisions, regulations, rulings, decisions and other interpretations as in effect on the date of this letter.

                  In giving this opinion, we have considered and followed the guidelines of Formal Opinion 346 (revised) of the American Bar Association Standing Committee on Ethics and Professional Responsibility, issued January 29, 1982, as well as the regulations governing practice before the Service, issued by the U.S. Department of the Treasury on February 23, 1984.

                  Our opinion is expressly conditioned upon both the initial and the continuing fulfillment at all times during the existence of the Company of the following requirements stated in certain Regulations and Revenue Procedures published by the Service: (1) the Company is organized and will be operated at all times during its existence in accordance with state statutes concerning corporate powers and corporate actions; and (2) the Company will not undertake any action inconsistent with the representations made to us as of the date of this letter.

                                   ASSUMPTIONS

                  For purposes of this letter, we have assumed the following:

                  (a) The Company is organized as a C corporation and has only one authorized class of stock;

                  (b) All Note holders will be either citizens or residents of the United States;

                  (c) No Note holder will have an interest in the Company or its assets other than pursuant to the Notes acquired; and

                  (d) Certain other assumptions set forth in the section of the Registration Statement captioned "Tax Aspect" are true as of the date of this letter.

                                     OPINION

                  Based upon and subject to the qualifications set forth in this letter, we advise you as follows:

         1. Subject to the assumptions, qualifications and limitations set forth in this letter and in the section of the Registration Statement captioned "Tax Aspects," it is more likely than not that the Company would prevail on the merits of each material Federal tax issue (other than those Federal tax issues which involve inherently factual questions, as to which we express no conclusion), if challenged and litigated before a court of competent jurisdiction, to the same extent as concluded in the section of the Registration Statement captioned "Income Tax Considerations."

         2. The issue of whether or not the Company's Notes issued to investors would be categorized as debt or equity under the Code and Regulations is basically a factual issue on which the courts have differed. There are no simple tests for the resolution of debt-equity questions. The Courts have stated that each debt-equity case must be judged on its own unique fact situation. Tomlinson
v. The 1661 Corporation, 377 F.2d 291 (5th Cir. 1967). Some of the determining factors as to whether an investment would be considered debt or equity utilized by the courts are as follows:

         (1) the names given to the certificates evidencing the indebtedness;
         (2) the presence or absence of a maturity date; (3) the source of the payments; (4) the right to enforce the payment of principal and interest; (5) participation in management; (6) a status equal to or inferior to that of regular corporate creditors; (7) the intent of the parties; (8) 'thin' or adequate capitalization; (9) identity of interest between creditor and stockholder; (10) payment of interest only out of 'dividend' money; (11) the ability of the corporation to obtain loans from outside lending institutions Montclair, Inc. v. Commissioner, 318 F.2d 38 (5th Cir. 1963)); (12) the extent to which the initial advances were used to acquire capital (Janeway v. Commissioner, 147 F.2d 602 (2d Cir. 1945); and (13) the failure of the debtor to pay on the due date or to seek a postponement (Commissioner v. Meridian & Thirteenth Realty Co., 132 F.2d 182 (7th Cir. 1942).

         Applying these tests to the Company we note that the "certificates" to be received by the investors are recourse promissory notes, payable by the Company (payment is expected to be made from revenues), the Notes may be enforced as valid promissory note obligations, the investors have no participation in management, the investors will be senior debtors and the Company will have no other debt (other than junior and subordinate debt arising in the ordinary course of business such as minor accruals or trade payables), the Company will have an equity capitalization of at least .2% of the amount of debt which should increase over time as the Company makes profits, the creditors are not stockholders and are unrelated to the stockholders, interest is payable from all sources not just funds available for dividends, the Company is forbidden by its Certificate of Incorporation from obtaining commercial loans for its business purposes, the proceeds of the Notes will not be used to acquire capital assets and whether or not the debtor will seek a postponement of the due date of the obligation can not be presently determined.

         The courts have emphasized the concept of "thin capitalization" as strong evidence of a capital contribution where (1) the debt to equity ratio was high, (2) the parties understand that it would go higher and (3) substantial portions of these funds were used for the purchase of capital assets and for meeting expenses needed to commence operations. United States v. Henderson, 5 Cir. 1967, 375 F.2d 40. Thin capitalization is also of significance when combined with subordination to other indebtedness. Rowan v. United States, 219
F. 2d 55 (5th Cir. 1955). In the case of the Company the debt to equity ratio is high; however, it is expected to decrease over time and these funds will be predominately utilized to factor or finance accounts receivable and not for the acquisition of capital assets or for meeting expenses, which will be borne by the Company's parent American Equities Group., Inc. ("AEG").

         Section 385 of the Internal Revenue Code which was promulgated in an attempt to add some certainty to this area, states that

                  The regulations prescribed under this Section shall set forth factors which are to be taken into account in determining with respect to a particular factual situation whether a debtor creditor relationship exists or a corporation-shareholder relationship exists. The factors so set forth in the regulations may include, among other factors:

                  1) whether there is a written unconditional promise to pay on demand or on a specified date a sum certain in money in return for an adequate consideration in money or money's worth, and to pay a fixed rate of interest,

                  2) whether there is subordination to or preference over any indebtedness of the corporation,

                  3) the ratio of debt to equity of the corporation,

                  4) whether there is convertability into the stock of the corporation, and

                  5) the relationship between holdings of stock in the corporation and holdings of the interest in question.

         Applying these tests to the Company: (1) there is a written unconditional promise to pay evidenced by the promissory note; (2) there is no subordination of the debt; (3) the ratio of debt to equity is very high; however, based upon AEG's obligation to fund operating costs and the financial forecasts which demonstrate an ability of the Company to pay, the equity is sufficient to operate the

Company; (4) the debt is not convertible to stock; and (5) the debt holders will not be stockholders, officers or directors of the Company.

         The service promulgated regulations under this Section in 1980 which regulations were withdrawn in 1983 and at the present time there are no viable regulations implementing Code Section 385. Accordingly, the Code offers little additional guidance on this issue.

         In the event the Notes are characterized as equity by the service, the Company's deduction for interest paid on the Notes would be disallowed. Accordingly, the funds available to the Company to be utilized for its business purposes would be lower than forecasted and its profits less than forecasted.

         Based upon the application of the tests above, and assuming that the financial forecasts are substantially achieved, it is our view that it is more likely than not that the Notes will be treated as debt for tax purposes.

                                   CONCLUSION

         The Federal income tax consequences to the Company cannot be predicted with absolute certainty. No assurance can be given that the interpretation of current law will not be changed by the courts, or that the Service will not alter its present views with regard to any of the matters discussed herein, nor can any assurance be given that the Service will not audit or question the treatment given to the various items on the Company's Federal income tax returns. However, it is our opinion that it is more likely than not that the material Federal income tax aspects as discussed will be realized as the Company has anticipated. Finally, it must be recognized that this opinion represents our views as to the interpretation of existing law and can in no way be taken as an assurance that the Service will agree with these views.

         This letter is limited to those issues discussed in this letter. This letter is not intended to be, and should not be, relied upon by persons other than the Company and the Investors. This letter may not be quoted in whole or in part or otherwise used in a reference to any document to be filed with any governmental or other administrative agency or other person without our prior written consent, except that we have consented to this letter being included as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    BRONSON & MIGLIACCIO, LLP

Until ___________, 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with resect to their unsold allotments or subscriptions.

No dealer, salesman or any other person has been authorized to give any information or to make any representation, other than those contained in this prospectus in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company.

                              ---------------------

                                TABLE OF CONTENTS

                                                                  Page

SUITABILITY STANDARDS.............................................. ii
SUMMARY OF OFFERING................................................  1
RISK FACTORS.......................................................  5
USE OF PROCEEDS.................................................... 13
CAPITALIZATION..................................................... 13
BUSINESS........................................................... 14
 General........................................................... 14
 Factoring and Financing
   of Receivables.................................................. 14
 American Equities Group, Inc.,
   as Manager...................................................... 15
 Monitoring of Receivables......................................... 16
 Factoring and Financing Criteria.................................. 16
 Cash Flow Management.............................................. 21
 Collection Management..............................................21
 Other Financial Services.......................................... 21
 Marketing......................................................... 22
 Customer Service.................................................. 22
 Perfection of Security Interest................................... 23
 Collections....................................................... 24
 Year 2000 Compliance.............................................. 24
 Effect of Inflation............................................... 25
 Banking........................................................... 25
 Reports and Investor Services..................................... 25
 Employees......................................................... 25
 Patents and Trademarks............................................ 26
 Property.......................................................... 26
 Legal Proceedings................................................. 26
MANAGEMENT ........................................................ 28
SECURITY OWNERSHIP OF
 CERTAIN BENEFICIAL OWNERS
  AND MANAGEMENT................................................... 32
PLAN OF OPERATIONS................................................. 33
DESCRIPTION OF SECURITIES.......................................... 35
CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS............................................... 41
PLAN OF DISTRIBUTION .............................................. 42
TAX CONSIDERATIONS................................................. 43
LACK OF LIQUIDITY OF NOTES......................................... 46
LEGAL MATTERS...................................................... 46
EXPERTS............................................................ 46
ADDITIONAL INFORMATION ............................................ 46
REPORTS TO NOTE HOLDERS............................................ 47
Form of Promissory Note......................................Exhibit A
Form of Security Agreement...................................Exhibit B
Form of Indenture............................................Exhibit C
Subscription Agreement.......................................Exhibit D
Form of Tax Opinion......................................... Exhibit E

                       $9,950,000 of 12% 10-Year Promissory Notes




                                    AMERICAN
                                    EQUITIES
                                     INCOME
                                  FUND II, INC.








                             ----------------------

                                   PROSPECTUS

                             ----------------------





                              STRATEGIC ASSETS INC.

                                December __, 1999

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Certificate of Incorporation of the Registrant specifically provides that no director of the Registrant shall be personally liable to the Registrant or any of its shareholders for damages for any breach of duty in such capacity except if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of the law, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or that his acts violated specific provisions of the Delaware General Corporation Law.

         The Dealer Manager Agreement contains, among other things, provisions whereby the Dealer Manager agrees to indemnify the Corporation, each officer and director of the Corporation who has signed the Registration Statement and each person who controls the Corporation within the meaning of Section 15 of the Securities Act of 1933, as amended, against any losses, liabilities, claims or damages arising out of alleged untrue statements or alleged omissions of material facts with respect to information furnished to the Corporation by the Dealer Manager for use in the Registration Statement or Prospectus. See Item 28, "Undertakings."

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth our estimate of the various expenses (other than selling commissions and other fees paid to the underwriter) which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered.

Registration fee...............................................  $    2,755.10
NASD filing fee................................................       1,495.00
Blue sky fees and expenses (including legal and filing fees)...      25,000.00
Printing expenses..............................................      40,000.00
Legal fees and expenses (other than Blue sky)..................      75,000.00
Accounting fees and expenses...................................      25,000.00
Organizational Expenses........................................      50,000.00
Investment Banking and Consulting Services.....................     497,500.00
Miscellaneous expenses.........................................       5,749.90
                                                                 -------------
        Total..................................................  $  722,500.00
                                                                 =============
ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         During the last three years, we have made no sales of unregistered securities other than the issuance of 1,000 shares of common stock to AEG for an aggregate of $100,000 in connection with its organization.

ITEM 27. EXHIBITS AND FINANCIAL SCHEDULES.

A. Exhibits.

  NUMBER                    DESCRIPTION OF EXHIBIT
  ------                    ----------------------

   1.1 Form of Dealer Manager Agreement between the Corporation and Strategic Assets Inc.

   1.2 Form of Selected Dealers Agreement, by and among the Strategic Assets Inc. and the Selected Dealers.

   3.1      Certificate of Incorporation of the Corporation.

   3.2      By-Laws of the Corporation.

   4.1      Form of 12% Promissory Note.(1)

   4.2      Form of Security Agreement by and between the Corporation and James
            E. Morris ("Morris"). (1)

   4.3 Form of Indenture of Trust, by and between the Corporation and Morris.(1)

   4.4 Form of Escrow Agreement by and between the Corporation and Republic National Bank of New York, NY.

   5.1      Opinion of Bronson & Migliaccio, counsel to the Corporation.(2)

   8.1 Opinion of Bronson & Migliaccio, counsel to the Corporation, relating to certain tax issues.(1)

   10.1 Management Agreement, dated as of _______, 1999, by and between the Corporation and AEG.(2)

   10.2 Investment Banking and Consulting Services Agreement, dated as of ___________, 1999, by and between the Company and Genesis Ventures, Limited.(2)

   10.3 Form of Master Purchase & Sale Agreement utilized by AEG to acquire Receivables.

   10.4 Form of Master Purchase & Sale Agreement utilized by AEG to acquire Receivables of publishing clients.

   10.5 Form of Master Purchase & Sale Agreement utilized by AEG in credit line transactions.

   23.1     Consent of Richard A. Eisner & Company, LLP.

   23.2     Consent of Bronson & Migliaccio, contained in Exhibit 5.1.(2)

   27       Financial Data Schedule (included in EDGAR Filing Only).

---------------
(1) Incorporated by reference, filed as an exhibit to the Corporation's Prospectus filed as a part of this Registration Statement.

(2)      To be filed by amendment.

ITEM 28. UNDERTAKINGS.

         1.       The undersigned Registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (1) To include any prospectus required by Section
                   10(a)(3) of the Securities Act;

                           (2) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (3) To include any additional or changed material
                  information with respect to the plan of distribution not previously disclosed in the registration statement;

                  (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         3. The undersigned registrant hereby undertakes that:

                  (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has fully caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Paramus, State of New Jersey, on the 28th day of December, 1999.

                                 AMERICAN EQUITIES INCOME FUND II, INC.

                                 By:
                                    ------------------------------------------
                                    David S. Goldberg, Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         AMERICAN EQUITIES INCOME FUND II, INC. and each of the persons whose signature appears below hereby constitutes and appoints DAVID S. GOLDBERG such person's true and lawful attorneys-in-fact, with full power to him to sign for such person and in such person's name, in the capacities indicated below, any and all amendments to this Registration statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney-in-fact to any and all amendments to said Registration Statement.

         SIGNATURE                       TITLE                     DATE

/s/                               Chairman of the Board       December 28, 1999
----------------------------      and Director
Phillip C. Goldstick


/s/                               Chief Executive Officer,    December 28, 1999
----------------------------      Secretary and Director
David S. Goldberg


/s/                               Chief Financial Officer     December 28, 1999
----------------------------
M. Ellen Donnelly

                                 EXHIBIT INDEX

  NUMBER                    DESCRIPTION OF EXHIBIT
  ------                    ----------------------

   1.1      Form of Dealer Manager Agreement between the Corporation and
            Strategic Assets Inc.
   1.2      Form of Selected Dealers Agreement, by and among the Strategic
            Assets Inc. and the Selected Dealers.
   3.1      Certificate of Incorporation of the Corporation.
   3.2      By-Laws of the Corporation.
   4.1      Form of 12% Promissory Note.(1)
   4.2      Form of Security Agreement by and between the Corporation and James
            E. Morris ("Morris"). (1)
   4.3      Form of Indenture of Trust, by and between the Corporation and
            Morris.(1)
   4.4      Form of Escrow Agreement by and between the Corporation and Republic
            National Bank of New York, NY.
   5.1      Opinion of Bronson & Migliaccio, counsel to the Corporation.(2)
   8.1      Opinion of Bronson & Migliaccio, counsel to the Corporation, relating to certain tax issues.(1)
   10.1     Management Agreement, dated as of _______, 1999, by and between the
            Corporation and AEG.(2)
   10.2     Investment Banking and Consulting Services Agreement, dated as of
            ___________, 1999, by and between the Company and Genesis Ventures,
            Limited.(2)
   10.3     Form of Master Purchase & Sale Agreement utilized by AEG to acquire
            Receivables.
   10.4     Form of Master Purchase & Sale Agreement utilized by AEG to acquire
            Receivables of publishing clients.
   10.5     Form of Master Purchase & Sale Agreement utilized by AEG in credit line transactions.
   23.1     Consent of Richard A. Eisner & Company, LLP.
   23.2     Consent of Bronson & Migliaccio, contained in Exhibit 5.1.(2)
   27       Financial Data Schedule (included in EDGAR Filing Only).
---------------
(1) Incorporated by reference, filed as an exhibit to the Corporation's Prospectus filed as a part of this Registration Statement.
(2)      To be filed by amendment.